Exhibit 10.19

EXECUTION

AMENDED AND RESTATED SUBSERVICING AGREEMENT

BY AND BETWEEN

CENLAR FSB

AND

LOANDEPOT.COM, LLC

Dated:

December 1, 2020

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EXHIBIT I	ELIGIBLITY CRITERIA
EXHIBIT II	FEES FOR STANDARD SERVICES
EXHIBIT III	FEES FOR OPTIONAL SERVICES
EXHIBIT IV	REPORTS
EXHIBIT V	BULK SERVICING TRANSFER INSTRUCTIONS
EXHIBIT VI	NEW LOAN FLOW TRANSFER INSTRUCTIONS

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EXHIBIT VII	INTERIM SERVICED MORTGAGE LOAN TRANSFER INSTRUCTIONS
EXHIBIT VIII	CORPORATE RESOLUTION
EXHIBIT IX	SERVICE RELEASE TRANSFER INSTRUCTIONS
EXHIBIT X	MERS SUMMARY PROCEDURES
EXHIBIT XI	VENDORS WITH ACCESS TO NPPI
EXHIBIT XII	DELEGATED AUTHORITY MATRIX
EXHIBIT XIII	SYSTEMS ACCESS AGREEMENT
EXHIBIT XIV	TRI-PARTY NONDISCLOSURE AGEEMENT
EXHIBIT XV	SERVICE LEVEL AGREEMENTS
EXHIBIT XVI	FORM OF RECONSTITUTION ACKNOWLEDGMENT

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AMENDED AND RESTATED SUBSERVICING AGREEMENT

THIS AMENDED AND RESTATED SUBSERVICING AGREEMENT (“Agreement”) is made as of December 1, 2020 (the “Contract Date”) by and between loanDepot.com, LLC (“Owner/Servicer”) and Cenlar FSB (“Subservicer”).

RECITALS

WHEREAS, Subservicer is engaged in the business of servicing and subservicing Mortgage Loans evidenced by Notes and secured by Mortgages (as those terms are defined below); and

WHEREAS, Owner/Servicer previously entered into a Subservicing Agreement dated as of April 19, 2012, a (as amended, modified or restated from time to time, the “Agreement”) which together with any Statements of Work related thereto are collectively referred to herein as the “Original Agreement”; and

WHEREAS, Owner/Servicer desires that Subservicer perform, as a subservicer, certain servicing functions for such Mortgage Loans and Subservicer is agreeable thereto, and

WHEREAS, Owner/Servicer and Subservicer wish to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the mutual recitals, agreements set forth herein, and other good and valuable consideration received, but not herein recited, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and covenant as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the respective meanings specified below.

Agencies: FHLMC, FNMA and GNMA, as the context may indicate, each an “Agency”.

Agency Loan: Any Mortgage Loan in which FNMA, FHLMC, GNMA is the Investor.

Agency Transfer: The sale or transfer of some or all of the Mortgage Loans to FNMA, FHLMC or GNMA, in each case retaining the Subservicer as subserivcer for Owner/Servicer.

Agreement: As defined in the preamble as the same may be from time to time amended.

Ancillary Income: Commissions and other income earned on optional insurance premiums received that are related to the Mortgage Loans and such other fees earned from other solicitations of Mortgagors.

Applicable Requirements: As of the time of reference, the following as applicable for each Mortgage Loan: (i) all obligations of Owner/Servicer related to the servicing of a Mortgage Loan (other than the obligation to make P&I Advances or Servicing Advances) including, without limitation, those contractual obligations of Owner/Servicer or Subservicer contained in this Agreement or in the Mortgage Loans for which Owner/Servicer is responsible, and including with respect to the Private Investor Loans, the applicable Private Investor Agreement (provided, however that to the extent such Private Investor Agreement conflicts with the terms of this Agreement (A) with respect to the servicing, including reporting obligations, of the Mortgage Loans or related day-to-day activities, the applicable Private Investor Agreement shall control, except as otherwise set forth in the related Reconstitution Acknowledgement, and (B) with respect to all other obligations of the Owner/Servicer under the Private Investor Agreement, this Agreement shall control); (ii) all applicable Mortgage Loan related federal, state and local legal and regulatory requirements (including, but not limited to, statutes, rules, regulations and ordinances) binding upon Owner/Servicer or Subservicer; (iii) all other applicable requirements related to the servicing of a Mortgage Loan and guidelines of (1) each governmental agency, board, commission, instrumentality and other governmental body or office having jurisdiction over a Mortgage Loan, including without limitation, those of FHA, FHLMC, FNMA, GNMA, HUD, OCC and VA (exclusive of any FHLMC balloon reset obligations), and (2) any PMI Companies; (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions, provided, however, that any new judicial and administrative judgments, orders, stipulations or awards applicable to the Owner/Servicer will be subject to Sections 2.14 and 9.1 herein, to the extent applicable; (v) the Service Level Agreements; and (vi) the Delegated Authority Matrix, but only to the extent that the Delegated Authority Matrix is consistent with the clause (ii) of this definition.

Asset Loan: Those Mortgage Loans identified by the Owner/Servicer to the Subservicer, which the Owner/Servicer is the sole owner and subject to the Delegated Authority Matrix attached hereto.

Bulk Servicing Transfer: The transfer to Subservicer of the Mortgage Loans satisfying the Eligibility Criteria set forth on Exhibit I or any subsequent transfer to Subservicer of such Mortgage Loans that are not New Loans pursuant to this Agreement.

Bulk Servicing Transfer Instructions: Subservicer’s transfer instruction set forth in Exhibit V for a Bulk Servicing Transfer.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which federally or state chartered banking and savings and loan institutions in the state of New Jersey are authorized or obligated by law or executive order to be closed.

Change in Control: Any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 25% or more of the total voting power of all classes of equity interests of Owner/Servicer entitled to vote generally in the election of the board of directors of Owner/Servicer.

Charged Off Mortgage Loan: Any Mortgage Loan that is reflected in the Subservicer’s books and records as having been charged off or any defaulted Mortgage Loan that the Subservicer determines, in accordance with Applicable Requirements and/or prudent mortgage servicing practices, no amounts are expected to be recovered from such Mortgage Loan.

Competitor Subservicer: Any entity other than Owner/Servicer for which a substantial part of the entity’s business is the subservicing of mortgage loans.

Corporate Litigation Matter: Any litigation which involves offensive actions, counterclaims, class actions, motions for sanctions, appeals, bankruptcy violations and Rule 2004 subpoenas, forfeiture, partition and boundary matters, first lien priority disputes and unique legal cases that require the expertise of the Subservicer’s Corporate Legal Department.

Corporate Resolution: A Corporate Resolution from the governing body of Owner/Servicer substantially in the form of Exhibit VIII attached hereto.

Custodial Account: A time deposit or demand account created and maintained for the deposit of payments of P&I and other payments with respect to Mortgage Loans, other than Escrow Payments and related disbursements.

Customer Information: Information disclosed by such party relating to employees, contractors or customers which, if released, would cause an unlawful invasion of privacy, including, but not limited to (A) “NonPublic Personal Information” as defined by Title V of the Gramm-Leach-Bliley Act (Public Law No. 106-102) and the regulations promulgated pursuant thereto which are applicable to a Discloser with regard to the customers and consumers of a Discloser and (B) “Consumer Information,” as defined by the Fair and Accurate Credit Transactions Act of 2003 (Public Law No. 108-159) and the regulations promulgated pursuant thereto, together with any other nonpublic personal information and identifying information of or about consumers, applicants, clients or customers protected under applicable state and local law. Damages: Any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against any indemnitor); provided that Damages shall not include punitive, consequential, exemplary or special damages (other than punitive, consequential, exemplary and special damages required to be paid by the indemnified party under this Agreement to anyone (other than a party to this Agreement) arising out of an action or proceeding, which damages shall be deemed to be direct damages to the party required to pay such punitive, consequential, exemplary or incidental damages); and provided further that losses resulting from the termination of all or any portion of the servicing or subservicing under any servicing agreement shall not be deemed to be consequential, exemplary or incidental damages.

Decisioning Fee: A fee set forth in Exhibit II that is earned and due and payable by Owner/Servicer to Subservicer as set forth in Section 4.1

Delegated Authority Matrix: The Delegated Authority Matrix attached hereto as Exhibit XII, which may be amended from time to time by amendment to this Agreement. The Delegated Authority Matrix applies solely to Asset Loans.

Disposition Fee: A fee set forth in Exhibit II that is earned and due and payable by Owner/Servicer to Subservicer as set forth in Section 4.1.

Eligibility Criteria: The eligibility criteria for residential mortgage loans and home equity lines of credit to be delivered by the Owner/Servicer and subserviced by the Subservicer under this Agreement as set forth on Exhibit I attached hereto.

Escrow Account: A time deposit or demand account created and maintained for the deposit of Escrow Payments and related disbursements.

Escrow Account Deposits: For each Mortgage Loan the balance of all Escrow Payments remaining for disbursement to pay Insurance and Lienable Items.

Escrow Payments: The amounts required to be paid into escrow by the Mortgagor pursuant to any Mortgage Loan and held in Escrow Accounts, which include amounts being held for payment of Insurance and Lienable Items for which escrows are maintained.

Exit Fee: With respect to each Mortgage Loan, the amount set forth in Exhibit II of this Agreement payable upon termination or expiration of this Agreement or removal of the Mortgage Loan from Subservicer’s subservicing system at the request of Owner/Servicer or Investor, except as otherwise provided in this Agreement.

FDIC: The Federal Deposit Insurance Corporation.

FHA: The Federal Housing Administration.

FHLMC: The Federal Home Loan Mortgage Corporation.

Flow Servicing Transfer: Any transfer of Mortgage Loans to Subservicer for subservicing that is not a Bulk Servicing Transfer.

FNMA: Fannie Mae, formally known as Federal National Mortgage Association.

GNMA: The Government National Mortgage Association.

Guides: Refers to the Bulk Servicing Transfer Instructions, the Flow Servicing Transfer Instructions and Interim Serviced Mortgage Loan Transfer Instructions which are available on Subservicer’s CenAccess portal.

HOA: An organization in a subdivision, planned community, condominium or cooperative that makes and enforces rules for the properties in its jurisdiction.

HOA Fee: An amount that must be paid monthly by Mortgagors relating to Mortgaged Properties in planned communities, condominiums or cooperatives to the HOA that assists in maintaining and improving that property and others in the same group.

HOEPA Loan: A Mortgage Loan subject the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or a Mortgage Loan that is deemed “high cost”, “threshold”, “covered” or “predatory” loans under any other applicable state, federal or local law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points.

HUD: The Department of Housing and Urban Development.

Initial Transfer Date: The first Transfer Date under the Original Agreement.

Insurance: Insurance that protects against loss or damage from fire and other hazards covered by the standard extended coverage endorsement, or equivalent policies, flood insurance, primary mortgage guaranty insurance and other insurance required by the Mortgage.

Interim Serviced Mortgage Loan: A Mortgage Loan designated by Owner/Servicer at the Transfer Date as being an Interim Serviced Mortgage Loan which designation continues until the Mortgage Loan is transferred to a new servicer or until the Mortgage Loan is no longer an Interim Serviced Mortgage Loan pursuant to Section 2.12 and Section 2.13.

Interim Serviced Mortgage Loan Transfer Instructions: Subservicer’s transfer instructions set forth in Exhibit VII for an Interim Servicing Transfer.

Interim Servicing Transfer: Any transfer of an Interim Serviced Mortgage Loan to Subservicer for subservicing.

Investor: A Private Investor, and with respect to Mortgage Loans subject to an Agency Transfer, shall mean and include FNMA, FHLMC or GNMA, as applicable.

Late Charge: The charge imposed on the Mortgagor pursuant to the applicable Note or Mortgage for making a required payment after the scheduled due date and any applicable grace period.

Lienable Item: Taxes, ground rents and other recurring similar charges that would become a lien on the Mortgaged Property and take priority over the lien of the Mortgage.

Litigation Management Fee: The applicable fee set forth on Exhibit II.

Litigation Support Fee: The applicable fee set forth on Exhibit II.

Loss Mitigation: Those efforts, other than foreclosure, taken to lessen losses to an Investor when collection efforts have not resulted in a Mortgagor curing a delinquency or if required by Applicable Requirements. Such efforts may include advising Mortgagors of various relief alternatives to foreclosure, receipt and analysis of a Mortgagor’s financial information, determining the value of the Mortgaged Property and recommending to Investor or Owner/Servicer approval or denial of a relief alternative, as applicable.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS Summary Procedures: The MERS Summary Procedures attached hereto as Exhibit X.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

Mortgage: The mortgage, deed of trust or other instrument intended to create a first or junior lien on a Mortgaged Property securing a Note (or a first or junior lien on (i) in the case of a cooperative, the related shares of stock in the cooperative securing the Note and (ii) in the case of a ground rent, the leasehold interest securing the Note).

Mortgage Loan: An individual mortgage loan conforming to the Eligibility Criteria and which is subject to this Agreement, consisting of any Asset Loans or Investor Mortgage Loans. All Mortgages shall be Fannie Mae/Freddie Mac Uniform Instruments with authorized changes, or substantially similar forms, unless another form of Mortgage is utilized by a Mortgagee and the differences between the form of Mortgage utilized and the Fannie Mae/Freddie Mac Uniform Instruments are identified on the applicable Mortgage Loan schedule delivered to Subservicer.

Mortgaged Property: The property located within the United States of America and the territories of Puerto Rico, Guam and Virgin Islands that is described in a Mortgage securing repayment of the debt evidenced by a Note.

Mortgagor: The mortgagor, grantor of security deeds, grantor of trust deeds and deeds of trust, and any similar grantor of any Mortgage, and any obligor on a Note or owner of a Mortgaged Property.

New Loan Flow Transfer Instructions: Subservicer’s transfer instructions set forth in Exhibit VI for a Flow Servicing Transfer, as amended by Subservicer from time to time.

Note: The original executed note evidencing the indebtedness of a Mortgagor secured by a Mortgage. All Notes shall be Fannie Mae/Freddie Mac Uniform Instruments with authorized changes, or substantially similar forms, unless another form of Note is utilized and the differences between the form of Note utilized and the Fannie Mae/Freddie Mac Uniform Instruments are identified on the applicable Mortgage Loan schedule delivered to Subservicer.

NPPI: “Nonpublic personal information” as that term is defined in the Gramm-Leach-Bliley Act of 1999.

OCC: The Office of the Comptroller of the Currency or any successor thereto.

P&I: Principal and interest.

P&I Advance: Principal and interest, if any, and all amounts advanced or to be advanced to an Investor related to a Mortgage Loan, including those Mortgage Loans in any pool created through mortgage backed pass-through certificates or securities, and any amounts advanced due to negative amortization, interest required to be paid to an Investor upon payoff of a Mortgage Loan and amounts necessary to repurchase a Mortgage Loan from an Investor or otherwise required to be advanced to implement a modification, short sale or other Loss Mitigation alternative.

PMI: Private mortgage insurance.

PMI Companies: The insurance companies that have issued PMI policies on any of the Mortgage Loans.

Private Investor: The owner of any Private Investor Loans, which with respect to Private Investor Loans subject to a Securitization Transaction, shall mean the entity or entities though which the related securities are issued.

Private Investor Agreement: Any agreement relating to Mortgage Loans subject to a Whole Loan Transfer or Securitization Transaction for which the Owner/Servicer is the named servicer; provided that an agreement shall only be considered a Private Investor Agreement for the purposes of this Agreement if it is approved by Subservicer pursuant to a Reconstitution Acknowledgement, or otherwise agreed to by the Subservicer, including as provided in Section 3.7 of this Agreement.

Private Investor Loan: Any Mortgage Loan subject to a Private Investor Agreement.

Qualified Mortgage: A Qualified Mortgage as defined by Section 1026.43(e) of Regulation Z (12 CFR 1026.43(e)).

Reconstitution: Means, either a Whole Loan Transfer or a Securitization Transaction.

Reconstitution Acknowledgement: As defined in Section 3.7.

Reconstitution Documents: As defined in Section 3.7.

Regulation AB: Subpart 229.1 100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, including amendments contained in Release Nos. 33-9117 and 34-61858 upon effectiveness, and subject to such clarification and interpretation as have been provided by the United States Securities and Exchange Commission in adopting releases or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

REO: A Mortgaged Property acquired by Owner/Servicer or Investor by foreclosure or other process.

REO Disposition: The final sale by Subservicer of any REO.

Routine Litigation Matter: Any routine litigation (including related affirmative defenses) related solely to a single Mortgage Loan in respect of foreclosure, bankruptcy, evictions, quiet title, a municipal code violation, litigation in respect of a homeowner or condominium association or similar actions in respect of a Mortgaged Property or a Delinquent Account but in each case excluding Corporate Litigation Matters.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more assets of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Subservicer Information: As defined in Section 3.7.

Service Level Agreements: The service level agreements set forth on Exhibit XV attached hereto.

Service Release Transfer Instructions: The Service Release Transfer Instructions attached hereto as Exhibit IX, as amended by Subservicer from time to time.

Service Rendered Ancillary Fees: Fees charged by and within the control of Subservicer to the related Mortgagor in consideration of fulfilling specific requests by the Mortgagor. Such fees include, but are not limited to, fees for payoff statement delivery and/or preparation fees, wire fees, assisted phone-pay, uncollected funds fees, processing of assumptions, partial releases, correction of legal description, and condominium conversions, easements, or subordinations.

Servicing Advance: All customary, reasonable and necessary “out of pocket” costs and expenses related to the servicing of a Mortgage Loan, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including bankruptcy, foreclosure and Loss Mitigation costs along with the related costs, expenses and fees of foreclosure or bankruptcy or of acquiring title to the Mortgaged Property by deed-in-lieu of foreclosure, (iii) any appraisals, valuations, broker price opinions, inspections, or environmental assessments, (iv) the management and liquidation of the REO, (v) payment of taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums and other payments defined herein, (vi) payment of interest on funds held in Escrow Accounts payable to Mortgagors pursuant to applicable law or (vii) amounts, excluding P&I Advances, paid by Subservicer to third parties pursuant to the requirements of this Agreement, or to the extent that Subservicer is permitted, amounts advanced pursuant to Applicable Requirements.

T&I: Taxes and insurance.

T&I Account: A time deposit or demand account created and maintained for the deposit of Escrow Payments and related disbursements.

Term Servicing Loan: A Mortgage Loan that is not an Interim Serviced Mortgage Loan.

Transfer Date: With respect to any particular Mortgage Loan, the date on which Subservicer commences subservicing of the Mortgage Loan and the related data resides on Subservicer’s system.

Transfer Instructions: The Bulk Servicing Transfer Instructions, New Loan Flow Transfer Instructions and Interim Serviced Mortgage Loan Transfer Instructions. All Transfer Instructions may be amended from time to time by Subservicer.

USDA: The United States Department of Agriculture.

VA: The United States Department of Veterans Affairs.

Vendors With Access to NPPI: Subservicer’s vendors identified by Subservicer as Vendors With Access to NPPI from time to time. The current list of Vendors With Access to NPPI is attached hereto as Exhibit XI.

Whole Loan Transfer: Any transaction involving the sale or transfer of some or all Mortgage Loans as whole loans.

ARTICLE II.

AGREEMENTS OF SUBSERVICER

Section 2.1 General.

Subservicer hereby agrees to subservice the Mortgage Loans on behalf of Owner/Servicer pursuant and subject to the terms of this Agreement.

The parties agree that FNMA’s guidelines will be applicable as to any servicing function to be performed by Subservicer hereunder unless Applicable Requirements necessitate another standard, practice or procedure be applied to the particular Mortgage Loan in question; provided that for Asset Loans, Subservicer shall also service the Mortgage Loans in accordance with the Delegated Authority Matrix, if any. In the event of a conflict between the Delegated Authority Matrix and the servicing standard set forth in this paragraph, the Subservicer shall follow the Delegated Authority Matrix unless otherwise required by applicable law.

Subservicer shall subservice the Mortgage Loans on a “Private Label” basis meaning that all communications and documentation provided to Mortgagors under this Agreement shall contain (and/or refer to) the name of Owner/Servicer. Subservicer shall display Owner/Servicer’s name, trademarks and/or service marks, as applicable as if services hereunder are being provided directly by Owner/Servicer. There shall be no reference to Subservicer or any other entities, provided, however, that where Applicable Requirements require that Subservicer disclose its name, Subservicer may orally identify itself, or display its name in the least conspicuous manner permitted by such Applicable Requirements. Owner/Servicer authorizes Subservicer to use Owner/Servicer’s logo, letterhead, service marks and trademarks to perform the services hereunder and Subservicer shall display same pursuant to Owner/Servicer’s written directions and guidelines. Nothing herein grants Subservicer any right, title, or interest in Owner/Servicer’s logos, marks or trademarks. Subservicer will not at any time during or after this Agreement register, attempt to register, or claim any interest in, any of Owner/Servicer’s logos, marks, and/or trademarks. Subservicer is hereby empowered to endorse or accept for deposit any check, wire or draft payable to Owner/Servicer with respect to a Mortgage Loan.

Section 2.2 Performance of Services.

Subservicer will perform its services: (i) in a good, timely, efficient, professional, and workmanlike manner; (ii) using personnel who are fully-familiar with the technology, processes, and procedures to be used to deliver the services; (iii) with at least the degree of accuracy, quality, efficiency, completeness, timeliness, and responsiveness as are equal to or higher than the accepted industry standards applicable to the performance of the same or similar services; and (iv) in compliance and accordance with the provisions of this Agreement and Applicable Requirements.

Subservicer will service the applicable Mortgage Loans in compliance with the applicable Service Level Agreement(s) attached as Exhibit XV including, but not limited to, meeting the targeted requirements therein.

In the event Subservicer should fail to perform as agreed, Subservicer will, without charge, promptly correct any deficiencies giving rise to such failure. If any failure prevents or substantially interferes with Owner/Servicer’s ability to conduct its business, Subservicer will use best efforts to correct the failure as soon as practicable after Subservicer learns of such deficiency or such other time period as may be set forth elsewhere in this Agreement.

Section 2.3 Procedure.

The procedures listed in this Section 2.3 are standard procedures applicable to Term Servicing Loans. Procedures for servicing Interim Serviced Mortgage Loans are designated elsewhere in this Agreement.

Until the P&I of each Mortgage Loan is paid in full, unless this Agreement is sooner terminated pursuant to the terms hereof, and subject to all Applicable Requirements, Subservicer shall:

a.

Collect from Mortgagors applicable payments of P&I, and applicable deposits for taxes, assessments and other public charges that are generally escrowed, hazard insurance premiums, flood insurance premiums as required, FHA insurance or PMI premiums, optional insurance premiums, and all other items, as they become due;

b.

Accept payments of P&I and Escrow Payments only in accordance with the Mortgage Loan documents and Applicable Requirements. Deficiencies or excesses in payments shall be accepted and applied, or accepted and not applied, or rejected in accordance with Applicable Requirements;

c.

Apply all amounts, including P&I and Escrow Payments collected from or on behalf of the Mortgagor or Investor, and maintain permanent mortgage account records capable of producing, in chronological order: the date, amount, distribution, installment due date or other transactions affecting the amounts due from or to the Mortgagor and indicating the latest outstanding balances of principal, Escrow Accounts, advances, and unapplied payments;

d.

(i) Pending disbursement, deposit funds on the same Business Day as received by Subservicer with respect to Mortgage Loans into a payment clearing account and transfer such funds the following Business Day into appropriate Escrow Accounts and Custodial Accounts at an institution the accounts of which are insured by the FDIC, in such manner as to show the custodial nature thereof, and so that Investor and each separate Mortgagor whose funds have been deposited into such account or accounts will be individually insured to the applicable limits under the rules of the FDIC. Subservicer’s records shall show the respective interest of Investor and each Mortgagor in all such Escrow Accounts and Custodial Accounts. All funds collected for P&I shall be maintained by and carried in records of Subservicer as “trustee” for Investor, except as may otherwise be required by Applicable Requirements;

(ii) In addition, the Owner/Servicer may request Subservicer to have Owner/Servicer named as a signatory to the related Custodial Accounts and Escrow Accounts established by the Subservicer. The Owner/Servicer shall provide Subservicer with any necessary documents, resolutions or officer’s certificates pertaining to adding Owner/Servicer as a signatory to such Custodial Accounts or Escrow Accounts. To the extent that Owner/Servicer does have access to such Custodial Accounts and Escrow Accounts, the Owner/Servicer represents and warrants that it will not interfere with Subservicer’s access to such Custodial Accounts and Escrow Accounts that will impair or impede Subservicer’s performance under this Agreement or cause the Subservicer to breach any account agreements with any depository related to any such Custodial Accounts or Escrow Accounts, provided such agreements have been delivered to Owner/Servicer, or such agreements are substantially the same as those executed by Owner/Servicer, or the terms thereof are otherwise known by Owner/Servicer. To the extent any third party instructed Owner/Servicer that it should have not access to any Custodial Account and/or Escrow Account, the Owner/Servicer shall promptly notify Subservicer so that Subservicer can adjust Owner/Servicer’s access to such accounts. In addition to the forgoing, Owner/Servicer may establish Custodial Accounts and Escrow Accounts.

e.

Pay, as a Servicing Advance, interest on Mortgagors’ Escrow Accounts that it maintains or controls pursuant to sub-paragraph (d) above if any Applicable Requirement requires the payment of interest on such amounts to Mortgagors. As applicable, Subservicer will determine the amount of Escrow Payments to be made by Mortgagors and will furnish to each Mortgagor, at least once a year, an analysis of each Mortgagor’s Escrow Account in accordance with Applicable Requirements;

f.	With respect to administering, monitoring, and remitting Taxes, Insurance and other Lienable Items:

1.

For each Mortgage Loan, monitor and maintain accurate records on the status of Insurance and certain Lienable Items. Subservicer will notify Owner/Servicer promptly following Subservicer’s discovery that HOA Fees are delinquent. If requested by Owner/Servicer, Subservicer shall make a Servicing Advance in accordance with Section 2.10 to pay such delinquent HOA Fees, and in any event shall make a Servicing Advance to pay such fees if necessary to avoid a sale of the Mortgaged Property by the subject HOA. Notwithstanding anything to the contrary herein, Owner/Servicer acknowledges that Subservicer does not, nor is it obligated to, monitor or track payment of HOA Fees, unless such HOA Fees are included in a Mortgagor’s Escrow Payments.

2.	For a given Mortgage Loan:

(a) if Escrow Payments for the payments of Insurance or Lienable Items are required by the Mortgage and not waived or suspended, Subservicer shall obtain and pay from the Mortgagor’s Escrow Account Deposits (i) Insurance premiums when due and (ii) all bills covered by the applicable life-of-loan guaranteed tax service contract (“Tax Service Contract”) prior to the applicable penalty in a manner consistent with accepted servicing practices.

When the funds in a Mortgagor’s Escrow Account are insufficient to pay an Insurance premium or a Lienable Item when due, Subservicer shall proceed in accordance with paragraph 2(c) below.

(b) When Escrow Payments are not required by the Mortgage or have been waived or suspended, then, (i) upon notification to Subservicer by the tax service provider that a Lienable Item was not paid, (ii) if Subservicer otherwise has actual knowledge of the non-payment of a Lienable Item or a required Insurance premium, or (iii) the Mortgagor fails to timely supply Subservicer with renewal policies of Insurance and evidence of prepayment of related premiums, Subservicer will use commercially reasonable efforts to obtain from the Mortgagor, evidence of payment of the delinquent items and, if required, of the existence of required policies.

If the Mortgagor fails to thereafter provide Subservicer with evidence of the payment of the delinquent item, Subservicer will proceed as set forth in 2(c) below.

(c) If a Mortgage Loan requires a Servicing Advance for the payment of a Lienable Item or an Insurance premium, Subservicer will, pursuant to Section 2.10, either make such Servicing Advance (except that in the case of a junior lien Mortgage Loan, Subservicer will make a Servicing Advance only upon Owner/Servicer’s approval) or interim bill Owner/Servicer for such amount. Subservicer will seek reimbursement from the Mortgagor and unless prior to Subservicer’s next monthly invoice Subservicer has collected, from either (i) the Mortgagor or (ii) received payment from Owner/Servicer pursuant to an interim billing, as contemplated by Section 2.10, Owner/Servicer shall reimburse Subservicer for all outstanding deficiencies, and any other Servicing Advances made by Subservicer to protect the security of Owner/Servicer and Investor, in accordance with Section 4.2 hereof.

In addition, if permitted to do so under Applicable Requirements, Subservicer will establish an Escrow Account for a Mortgage Loan and will require the Mortgagor to fund such Escrow Account at the earliest practicable time.

(d) If the Mortgagor fails to timely provide Subservicer with evidence of required Insurance, Subservicer will if necessary, “lender-place” lapsed hazard, windstorm and/or flood insurance in at least an amount sufficient to protect Investor’s interest unless a different amount is required under Applicable Requirements.

(e) Subservicer will take appropriate steps to recover Servicing Advances as quickly as Applicable Requirements permit. Unless collected by Subservicer prior to Subservicer’s next monthly invoice, Owner/Servicer shall reimburse Subservicer for such Servicing Advances in accordance with Section 4.2 hereof.

(f) Subservicer will not be liable for any penalties, losses or Damages resulting from the nonpayment of taxes in a timely manner in the event a Tax Service Contract is not established prior to the relevant next due bill request cutoff date or if once a Tax Service Contract is established, if such nonpayment is due to invalid, inaccurate or missing data or a failure of the tax service provider. In the event a Tax Service Contract has not been established prior to the relevant next due bill request cutoff date or Subservicer has been unable to verify the validity, accuracy or existence of the data with the tax service provider, Subservicer will use commercially reasonable efforts, including review of information provided by the tax service provider to Owner/Servicer relating to those Mortgage Loans with respect to which Subservicer has commenced subservicing, to remit payment for taxes or such other recurring charges before any penalty date. For purposes of this Section, the term “bill request cutoff date” means the date by which the tax service provider must submit a request for bills for tax or other recurring charges to the relevant taxing authority.

g.

Maintain applicable FHA mortgage insurance, VA guaranty, PMI, or optional insurance, as applicable, in effect on the Transfer Date, provided, however, that Subservicer shall not be obligated to make a Servicing Advance for payment of any optional insurance premium; and

h.

Ensure that improvements on a Mortgaged Property are insured pursuant to Investor requirements by a hazard insurance policy, with respect to first lien single-family Mortgage Loans; and with respect to junior lien single-family Mortgage Loans and Mortgage Loans secured by condominium units and cooperative shares only if Escrow Payments are collected therefor, and a flood insurance policy, if required by Applicable Requirements. In addition, with respect to condominiums, Owner/Servicer acknowledges that Subservicer does not track the condominium master insurance policy, and with respect to cooperatives, does not track insurance policies held by the cooperative corporation.

i.

Subservicer will perform the services described in the MERS Summary Procedures with respect to all Mortgage Loans where Subservicer is identified as the “Subservicer” in MERS, at Owner/Servicer’s cost and expense. Subservicer will modify the MERS Summary Procedures as appropriate to reflect changes in the requirements of MERS.

j.

Notwithstanding anything to the contrary set forth herein, Subservicer shall have no obligation to advance from its own funds on behalf of Owner/Servicer or any other Investor any amounts in respect of Agency guarantee fees or buy-down or buy-up fees in respect of Agency guarantee fees.

k.

Subservicer shall notify Owner/Servicer of each new Corporate Litigation Matter within three (3) Business Days of receipt by Subservicer. Within three (3) Business Days after receipt of Subservicer’s notice, Owner/Servicer shall either direct that such matter be managed by Owner/Servicer’s Legal Department or that Subservicer shall manage such matter. If Owner/Servicer does not provide direction to Subservicer within three (3) Business Days of Subservicer’s notice, then Subservicer shall manage such Corporate Litigation Matter. In any event, Owner/Servicer reserves the right to move its litigation matters, except matters subject to Section 8.2, from management by Subservicer to Owner/Servicer’s Legal Department, and the parties will work together to coordinate such a transfer in management. Owner/Servicer acknowledges that exigent circumstances may arise that may require the Subservicer to act prior to Owner/Servicer’s receipt of notice or direction to handle a matter. Notwithstanding anything herein to the contrary, Subservicer shall manage all Routine Litigation Matters and all litigation matters which are subject to Section 8.2. To the extent it is discovered that a matter being managed by Owner/Servicer is in fact subject to Section 8.2 herein, the Parties will work together to transfer such matter back to Subservicer. The Subservicer shall be entitled to the Litigation Management Fee for each Corporate Litigation Matter managed by Subservicer, excluding litigation matters subject to Section 8.2. In the event Owner/Servicer seeks to manage a matter which is not subject to Section 8.2, Subservicer shall cooperate with Owner/Servicer by obtaining or making available information, documents and personnel associated with the Mortgage Loans as may be reasonably required by Owner/Servicer. In each such case, Subservicer shall be entitled to the Litigation Support Fee for such matter. Subservicer shall provide Owner/Servicer, with a monthly report regarding all such litigation matters managed by Subservicer.

Section 2.4 Other Services.

Subservicer shall be responsible for further safeguarding Investor’s interest in each Mortgaged Property by:

a.

In accordance with Applicable Requirements, causing a property inspection to be made after the Mortgagor becomes delinquent in the payment of any obligation under the Note and Mortgage, and causing such other inspections to be performed as prudence and sound business judgment suggest, unless Applicable Requirements dictate different inspection requirements

b.

To the extent commercially reasonable, securing any Mortgaged Property found to be vacant or abandoned in accordance with Applicable Requirements where there has been no communication from the Mortgagor or the Mortgagor’s representative advising Subservicer of a contrary occupancy status and reporting the occupancy status to the Investor;

c.

Whenever Subservicer receives actual notice of any liens, probate proceeding, tax sale, partition, local ordinance violation, condemnation or proceeding in the nature of eminent domain or similar event that would, in Subservicer’s judgment, impair Investor’s security, Subservicer shall notify Investor (or if Owner/Servicer is the Investor such notice shall be within five (5) Business Days of Subservicer’s receipt of any such notice) and assist Investor or Owner/Servicer in undertaking appropriate action to preserve Investor’s security;

d.

Notifying Owner/Servicer or, if required, Investor of any notices of non-routine litigation, change in ownership, requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of security instrument terms and processing such matters in accordance with instructions received from Owner/Servicer;

e.	Disbursing insurance loss settlements, including:

1.	Receiving reports of insurance losses and assuring that proof of loss statements are properly filed;

2.

Authorizing the restoration and rehabilitation of the damaged property. If Owner/Servicer is named as an additional loss payee, Subservicer is hereby empowered to endorse any loss draft issued in respect of such claim in the name of Owner/Servicer;

3.	Collecting, endorsing and disbursing the insurance loss proceeds and arranging for progress inspections and payments, if necessary;

4.	Complying with all Applicable Requirements pertaining to settlement of insurance losses;

5.	In general, complying with Applicable Requirements to assure that the priority of the Mortgage is preserved; and

6.	If special disaster procedures are issued by Investors or governmental agencies, Subservicer will release funds in accordance with those procedures, as applicable.

Section 2.5 Accounting and Investor Reporting.

Subject to Applicable Requirements, Subservicer shall:

a.

Remit to each Investor, on a date and in a manner specified by Investor, all amounts due to such Investor. Subservicer may remit any guaranty fees as a Servicing Advance subject to Section 2.10 hereof;

b.

Make direct remittances to third parties to whom Investor has sold or assigned all or part of its interest in a Mortgage Loan, including the sale of participating interests therein, provided that this Agreement remains in full force and effect with respect to such Mortgage Loan and for which Subservicer receives a minimum of thirty (30) days’ written notice of such sale or assignment. If following the sale or transfer, Subservicer must make more than one remittance per month with respect to a Mortgage Loan, Subservicer shall be entitled to and shall be paid additional compensation of One Dollar ($1.00) per each affected Mortgage Loan per month for each such additional remittance;

c.

Promptly deliver to Owner/Servicer any notice received by Subservicer from an Investor that instructs Subservicer to service-release any Mortgage Loan. The Owner/Servicer hereby agrees and acknowledges that the Subservicer shall proceed in accordance with Investor’s instructions to comply with applicable Agency guidelines. To the extent any Mortgage Loan(s) is service-released in accordance with Investor’s instructions, Subservicer shall be entitled to the payment by Owner/Servicer of the Exit Fee as provided in Exhibit II attached hereto;

d.

Where Investors require interest to be paid through the end of the month although interest due from the Mortgagor is to the actual date of the pay-off, pay any uncollected interest due Investor subject to funding and/or reimbursement by Owner/Servicer of such amounts as P&I Advances. If funded by Subservicer Owner/Servicer shall reimburse Subservicer for any such P&I Advances in accordance with Section 4.2;

e.

Not accept any prepayment of any Mortgage Loan except as specified, required or authorized by Applicable Requirements and by the terms of the Notes and/or Mortgage, nor waive, modify, release or consent to postponement on the part of the Mortgagor of any term or provision of the Mortgage Loan documents without the written consent of Investor;

f.

Upon payment of a Mortgage Loan in full, and subject to Section 3.2 hereof, have prepared and file any necessary release or satisfaction documents, and continue subservicing of the Mortgage Loan pending final settlement, and refund amounts due the Mortgagor in accordance with Applicable Requirements;

g.

Make interest rate adjustments in compliance with Applicable Requirements and the Mortgage Loan documents to reflect the applicable movements of the applicable Mortgage Loan rate index. Subservicer shall deliver all appropriate notices required by Applicable Requirements and the Mortgage Loan documents regarding such interest rate adjustments including but not by way of limitation, timely notification to Investor, of the applicable date and information regarding such interest rate adjustment, the methods of implementation of such interest rate adjustments, new schedules of Investor’s share of collections of P&I and of all prepayments of any Mortgage Loan hereunder by Mortgagor;

h.

Perform such other customary duties, furnish copies of standard reports and execute such other documents in connection with its duties hereunder as Owner/Servicer and Investor from time to time reasonably may require. All reports deemed standard under this Section 2.5 are contained in Exhibit IV hereof; and

i.

Use commercially reasonable efforts to provide special reports, data files, or related services to Owner/Servicer, Investor or any third party, at the request of Owner/Servicer. Subservicer shall thereupon bill Owner/Servicer for such reports, data files or related services in accordance with Exhibit III, as applicable, or in accordance with a separate fee to be determined in advance by Owner/Servicer and Subservicer, and same shall be paid in accordance with Section 4.2.

j.

Prepare and file all necessary 1098 and 1099 tax reports with Mortgagors and the Internal Revenue Service, in accordance with Applicable Requirements, covering the period of Subservicer’s subservicing of the related Mortgage Loans.

Section 2.6 Delinquency Control.

Subservicer shall:

a.

Maintain a delinquent mortgage servicing program which shall include an adequate accounting system that indicates the existence of delinquent Mortgage Loans, a procedure that provides for sending delinquency notices, assessing late charges, and returning inadequate payments, and a procedure for the individual analysis of distressed or chronically delinquent Mortgage Loans;

b.	Maintain a collection department, which includes an on-line automated collection system, that substantially complies with established FNMA collection guidelines;

c.

Provide Owner/Servicer and Investor with a month-end collection and delinquency report identifying and describing the status of any delinquent Mortgage Loans, and from time to time as the need may arise, provide Owner/Servicer and Investor with Mortgage Loan service reports relating to any items of information which Subservicer is otherwise required to provide hereunder, or detailing any matters Subservicer believes should be brought to the special attention of Owner/Servicer and Investor; and

d.

Upon the request of Owner/Servicer and Investor, administer the foreclosure or other acquisition of the Mortgaged Property relating to any Mortgage Loan, process claims for any applicable mortgage insurance and until the transfer of such Mortgaged Property to Investor, private mortgage insurer or FHA or VA, as applicable, use commercially reasonable efforts to protect such property from waste and vandalism. Subservicer will have title to the Mortgaged Property conveyed in the name designated by Investor.

Section 2.7 Real Estate Owned.

In the event that title to a Mortgaged Property is acquired in foreclosure, redemption, ratification or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Investor or its designee.

Subservicer shall also maintain on each REO monthly fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property and, to the extent required and available under the national flood insurance program, flood insurance, all in the amounts required under Applicable Requirements. Owner/Servicer shall be responsible for obtaining and maintaining any standalone liability coverage insuring Owner/Servicer.

Subservicer shall be entitled to the monthly subservicing fee with respect to REO indicated in Exhibit II.

If Owner/Servicer requests Subservicer in writing to do so, Subservicer shall, for the additional fee (the “Marketing REO Fee” set forth on Exhibit II), use reasonable efforts to dispose of the REO as soon as possible. Each REO Disposition shall be carried out by Subservicer at such price and upon such terms and conditions as are approved in writing by Owner/Servicer. The proceeds from the sale of the REO shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and Subservicer shall reimburse itself for any outstanding Servicing Advances related to the REO. The Marketing REO Fee shall be payable to Subservicer by Owner/Servicer at the time of REO Disposition or upon transfer of servicing responsibilities for an REO prior to REO Disposition.

Section 2.8 Books and Records, Examinations, Audit.

Subservicer shall maintain any and all of the books, records, or other information of Subservicer in respect of the Mortgage Loans and the services performed by Subservicer hereunder (including policies, procedures, training and relevant control reports) in accordance with its policies and procedures and as required by applicable law. Such books, records, or other information of Subservicer (including policies, procedures, training and relevant control reports) referenced above may be audited, reviewed, inspected and examined (at Owner/Servicer’s expense), by Owner/Servicer or Owner/Servicer’s agents on such dates as Owner/Servicer and Subservicer may determine subject to the terms of this Section 2.8. Any such audit, review, inspection or examination by Owner/Servicer or its agents upon Subservicer’s premises (each an “Audit”) may be conducted during Subservicer’s regular business hours, upon not less than thirty (30) days prior written notice to Subservicer; provided that Owner/Servicer will use its best efforts to provide sixty (60) days prior written notice to Subservicer. Owner/Servicer shall be entitled to perform two Audits per calendar year free of charge. To the extent that Owner/Servicer wishes to perform more than two Audits per annum, such audits will be reasonably accommodated by Subservicer upon not less than thirty (30) days prior written notice to Subservicer; provided that Owner/Servicer will use its best efforts to provide sixty (60) days prior written notice to Subservicer, at an additional cost based on Subservicer’s audit support fees set forth on Exhibit III. Owner/Servicer shall pay Subservicer for each Audit as provided in this paragraph as an “Audit Support Fee” as set forth on Exhibit II for Standard Fees. Records available for review shall exclude any records pertaining to Subservicer’s other customers.

To the extent feasible and permitted by Applicable Requirements, Owner/Servicer will give prior notice to Subservicer of any requests by federal or state regulatory authorities for information or copies of documentation pertaining to the Mortgage Loans or services performed by Subservicer hereunder. In accordance with provisions of the Agreement, the Subservicer will use its best efforts to promptly respond and supply information pertaining to this Agreement to Owner/Servicer so that Owner/Servicer may be responsive to any examination, complaint, civil investigative demand or other inquiry of the Owner/Servicer by any applicable federal or state regulatory authorities having jurisdiction over the Owner/Servicer. Subservicer to respond to audit document requests within fourteen (14) Business Days for requests up to ten (10) Mortgage Loans or fifty (50) documents or less. Requests greater than ten (10) Mortgage Loans or fifty (50) documents Owner/Servicer will allow an expected delivery date to be determined on a case by case basis. Subservicer will notify Owner/Servicer within three (3) Business Days of the timeframe to provide the documentation. Subservicer may require any agent or third party acting on behalf Owner/Servicer or any Investor to enter into a mutually agreeable non-disclosure agreement prior to the commencement of any audits or examinations. Notwithstanding anything to the contrary set forth in this Agreement, any access to Subservicer’s premises by any supervisory agent or examiner with jurisdiction over Owner/Servicer shall be subject to the approval of Subservicer’s prudential regulator.

a.

For Subservicer’s material systems relied upon by Subservicer in connection with its obligations under this Agreement, upon Owner/Servicer’s written request, Subservicer shall provide Owner/Servicer with a copy of its SSAE 18 reviews (or any other comparable review) of its data processing environment and internal controls within a reasonable time after such reports are completed.

b.

In conjunction and in accordance with Owner/Servicer’s audit rights set forth in this Section 2.8, Owner/Servicer’s agents can access any Subservicer site consistent with security provisions of Subservicer and the following: (i) access to Subservicer sites by Owner/Servicer or Owner/Servicer’s agents may only be permitted upon thirty (30) days written notice; provided that Owner/Service will use its best efforts to provide thirty (30) days’ prior written notice (specifying details of personnel who require access) during normal business hours and only to those portions of Subservicer sites where services pursuant to this Agreement are being provided; (ii) Subservicer may deny access to Owner/Servicer’s agents (but not Owner/Servicer), where in Subservicer’s opinion, Owner/Servicer’s agent is a competitor of Subservicer; and (iii) access by Owner/Servicer or Owner/Servicer’s agents must not, as determined by Subservicer in good faith, adversely affect Subservicer’s performance of the services or Subservicer’s services to its other customers or otherwise conflict with Subservicer’s security procedures or provide access to information related to its other customers.

c.

Subservicer shall cause a certified public accountant selected and engaged by it to provide Owner/Servicer not later than March 15th of each year, with a certified statement of Subservicer’s financial condition as of the close of its fiscal year and a Uniform Single Attestation Program letter. Upon Owner/Servicer’s request, Subservicer will also provide Owner/Servicer with a summary of Subservicer’s Business Continuity Plan. Any additional requests for Mortgage Loan audit or confirmations to be performed by Subservicer’s audit firm on Owner/Servicer’s Mortgage Loans, shall be at Owner/Servicer’s sole expense.

d.

Prior to providing access to the Subservicer’s Systems, any auditor or vendor of the Owner/Servicer shall execute a Tri-Party Non-disclosure Agreement substantially in the form attached hereto as Exhibit XIV.

Section 2.9 Insurance.

Subservicer will maintain in effect at all times and at its cost, a fidelity bond and a mortgage impairment policy in a form and at coverage levels acceptable to the applicable Agency. If so requested, Subservicer shall cause certificates evidencing the existence of such coverage to be delivered to Owner/Servicer.

Section 2.10 Advances.

a.	No Obligation to Fund.

Notwithstanding anything to the contrary in this Agreement, Subservicer shall have no obligation to make any Servicing Advance from its corporate funds on account of any Mortgage Loan, but instead Subservicer shall be entitled to use funds available for remittance to Owner/Servicer. Subservicer shall not be obligated to advance its funds to pay attorney fees or costs incurred on behalf of Owner/Servicer or Investor in connection with litigation related to a Mortgage Loan.

b.	Servicing Advances.

Subservicer may, from time to time during the term of this Agreement, and for ease of administration, make Servicing Advances when in its good faith judgment it is necessary or advisable to do so, and Subservicer shall not have any obligation to notify Owner/Servicer prior to making any Servicing Advance.

c.	P&I Advances.

Subservicer shall have no obligation to remit any funds, nor make any P&I Advance, to an Investor in excess of amounts actually collected by Subservicer. Subservicer shall remit such funds only upon funding by Owner/Servicer of any required remittance.

Subservicer will notify Owner/Servicer by electronic or facsimile transmission, of the amount that is necessary to make a required remittance or disbursement, not later than one (1) Business Day before Subservicer requires the funds. Owner/Servicer shall, at Subservicer’s direction either immediately deposit such amount into the appropriate P&I Custodial Account or wire such amount to Subservicer. In addition, in the event Subservice anticipates a shortage in amounts available to make the required remittance or disbursement, five (5) Business Days before Subservicer requires the funds Subservicer will notify Owner/Servicer by electronic or facsimile transmission an estimated amount of the anticipated shortage.

d.	Subservicer’s Option to Interim Bill and Require Funding of Anticipated Servicing Advances.

In addition to provisions elsewhere in this Agreement, Subservicer, in its sole discretion, may at any time invoice Owner/Servicer for Servicing Advances that are then outstanding and for Servicing Advances that Subservicer anticipates Subservicer will make prior to the next month end. Any such invoice shall be payable within five (5) Business Days of Owner/Servicer’s receipt.

Section 2.11 Solicitation.

Subservicer shall not, without the prior written consent of Owner/Servicer, solicit individual Mortgagors for accident, health, life, property and casualty insurance, or for any other products or services, except for products or processes that facilitate normal servicing activities, such as “phonepay” or automatic payment plans. Only upon receipt of the prior written consent of Owner/Servicer and in accordance with Applicable Requirements, shall Subservicer be entitled to solicit individual Mortgagors for accident, health, life, property and casualty insurance and any other products or services that Subservicer and Owner/Servicer deem appropriate. Subservicer shall retain any resulting Ancillary Income as agreed by the parties.

Section 2.12 Procedural Modifications Applicable to Interim Serviced Mortgage Loans.

During the period a Mortgage Loan is serviced as an Interim Serviced Mortgage Loan, the processes and procedures employed by Subservicer shall be modified based upon the choices made by Owner/Servicer from the standard or optional Services offered by Subservicer related to Interim Serviced Mortgage Loans.

Section 2.13 Notice that a Mortgage Loan is no Longer an Interim Serviced Mortgage Loan.

In the event Subservicer subservices an Interim Serviced Mortgage Loan for a longer period than agreed by Subservicer and Owner/Servicer or Owner/Servicer notifies Subservicer that an Interim Serviced Mortgage Loan cannot continue to be serviced pursuant to Section 2.12, such Mortgage Loan shall be administered on exception basis and on such terms as may be mutually agreed upon by the parties.

Section 2.14 Process Changes and Other Services

From time to time during the term of this Agreement, Owner/Servicer may request Subservicer to implement process changes and/or perform services in relation to the subservicing of the Mortgage Loans that are not contemplated by or included within this Agreement. The implementation of such processes or the performance of such services shall be governed by a Statement of Work (“SOW”) as described in this Section.

a.	The following definitions shall apply for the purposes of this Section:

1.

“SOW Services” shall mean services which may include but are not limited to, consulting, custom programming, design or modification of reports, project management, implementation, and other process changes listed on one or more SOWs executed by Owner/Servicer and Subservicer and which SOWs are incorporated into and form part of the Agreement.

2.

“Work Product” includes, without limitation, all designs, discoveries, creations, works, work in progress, deliverables, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, business methods, information and materials made, conceived or developed by Subservicer alone or with others which result from the SOW Services.

b.

Owner/Servicer may from time to time initiate a request that Subservicer provide SOW Services. If Subservicer agrees to provide SOW Services, Subservicer will prepare a proposed SOW containing, without limitation:

1.	A description of the SOW Services to be performed including all requirements, and requested deliverables;

2.	The estimated date for delivery of such SOW Services, if applicable; and

3.	The rates, prices, and estimated fees and compensation for such SOW Services, if any.

c.

Upon approval and execution by Subservicer and Owner/Servicer of an SOW, Subservicer will provide Owner/Servicer with SOW Services set forth in the SOW. Subservicer will use commercially reasonable efforts to meet the estimated delivery date set forth in the SOW.

d.	All such Work Product shall at all times be and remain the sole and exclusive property of Subservicer, or applicable third party engaged by Subservicer.

e.

In the event any express conflict or inconsistency exists between the provisions of an SOW and the provisions of this Agreement, the provisions of the SOW will control with respect to the interpretation of that SOW, provided, however, that the provisions of the SOW will be so construed as to give effect to the applicable provisions of this Agreement to the fullest extent possible.

f.	Change management process.

Owner/Servicer and Subservicer may at anytime agree to additions, deletions, modification or other deviations from the SOW Services (“Changes”). All such Changes shall only be made pursuant to a written change order or other modification to the SOW.

g.	Invoices.

Subservicer will invoice Owner/Servicer for services and expenses, as provided in the SOW and any Changes.

h.	Limitation of Liability.

•

The total liability of Subservicer to Owner/Servicer, for all claims whatsoever related to an SOW or the SOW Services provided thereunder, including any cause of action sounding in contract, tort or otherwise shall be limited to the actual damages and shall not exceed the total amount of all fees paid through the date of claim to Subservicer by Owner/Servicer under the SOW. In no event shall Subservicer be liable for consequential damages of the Owner/Servicer.

i.	Nondisclosure of Confidential or Secret Information.

Except for information provided by Owner/Servicer to Subservicer or pursuant to a legal demand or as requested from a federal, state or local regulatory authority having jurisdiction over the Owner/Servicer, Owner/Servicer will hold all information related to an SOW or SOW Services supplied to Owner/Servicer by Subservicer, or obtained or prepared in the performance of an SOW as proprietary and confidential information, and Owner/Servicer will not, during the term of an SOW or thereafter, communicate or divulge any such information, knowledge of or data to any person, firm or corporation other than Subservicer, or persons, firms or corporations specifically designated in writing by Subservicer.

Section 2.15 Additional Services.

a.	Netting of Escrows for Payoff Statements.

Service Description:

Subservicer will provide Owner/Servicer with borrower payoff statements as of a particular date (the “Payoff Date”), which nets a borrower’s escrow balance from the payoff balance as of the Payoff Date. Owner/Servicer must request such statements from Subservicer pursuant to Subservice’s current procedure. Subservicer shall then provide the payoff statement to the Owner/Servicer within two (2) Business Days of receipt of Owner/Servicer’s request, except that if a Mortgage Loan is in foreclosure, bankruptcy, contested litigation, or other exception status, the two (2) Business Day time-frame set forth above shall not apply, as additional time may be needed to gather all necessary information. Subservicer shall not be responsible for any payoff shortages resulting from Subservicer’s provision of this service in the event such a shortage occurs. Subservicer shall contact the borrower and/or title company in an effort to collect the shortfall on behalf of Owner/Servicer.

b.	Quarterly Reporting of Credit Scores.

Service Description:

Subservicer will develop a program to electronically retrieve the credit scores of certain borrowers specified by Owner/Servicer from Owner/Servicer’s third party vendors on a quarterly basis, and shall subsequently enter such retrieved scores into Subservicer’s Mortgage Servicing Platform (MSP).

c.	Pricing.

Owner/Servicer shall pay to Subservicer the aggregate amount of fees as set forth on Exhibit III for the Netting of Escrows for Payoff Statements and Quarterly Reporting of Credit Scores.

ARTICLE III.

AGREEMENTS OF OWNER/SERVICER

Section 3.1 Documentation.

Subservicer has provided or will provide Owner/Servicer with the Bulk Servicing Transfer Instructions attached as Exhibit V, the New Loan Flow Transfer Instructions attached as Exhibit VI and the Interim Serviced Mortgage Loan Transfer Instructions attached as Exhibit VII. At its sole cost and expense, Owner/Servicer shall provide Subservicer (or such entities designated by Subservicer) with:

a.

By the dates indicated, documentation, data or such other information specified in the Transfer Instructions, as applicable, to Subservicer or to such entities designated by Subservicer. If the information required by Subservicer in the Transfer Instructions is not timely provided, or contains missing, inaccurate or invalid data, or if the characteristics of the portfolio or any Mortgage Loan materially differ from Eligibility Criteria, Subservicer may refuse to accept for subservicing those mortgage loans which do not comply with the Eligibility Criteria or cause the material differences in the portfolio or adjust the fees contained in Exhibit II, as agreed by Owner/Servicer, as to all or some mortgage loans and accept the remaining Mortgage Loans for subservicing. In the event Owner/Servicer requests Subservicer to subservice mortgage loans under this Agreement that are subject to a servicing agreement which Subservicer has not previously reviewed and approved, Owner/Servicer shall submit a copy of such servicing agreement to Subservicer for review at least thirty (30) days prior to the requested Transfer Date. Based upon its review, Subservicer may refuse to accept such Mortgage Loans for subservicing under this Agreement or may adjust the fees set forth in Exhibit II, as agreed by Owner/Servicer, as to such Mortgage Loans and accept the mortgage loans for subservicing. Subservicer shall furnish Owner/Servicer with written support for its denial to service, any fee adjustment and any material process or risk differences

b.

Copies of any applicable documents or records which are necessary or appropriate for Subservicer to conduct the subservicing of the Mortgage Loans, including, without limitation, those set forth in the Transfer Instructions, and as deemed necessary by Subservicer to comply with Applicable Requirements. In addition, upon request by Subservicer, Owner/Servicer shall provide Subservicer with the original Note, original recorded Mortgage, recorded assignments, title policy and original mortgage insurance certificate or VA Mortgage Loan guaranty certificate, if necessary to complete a satisfaction or foreclosure action of a Mortgage Loan, or for any other purpose if required by Subservicer to properly administer and service the Mortgage Loan. Owner/Servicer acknowledges and agrees that unless specifically requested by and delivered to Subservicer, Subservicer is not responsible for safeguarding any original Mortgage Loan documents, including Mortgage Loan documents delivered to Subservicer in error;

c.

Reasonably complete and reasonably accurate electronic data and documentation for each Mortgage Loan submitted hereunder to enable Subservicer to place and continue to subservice the Mortgage Loan on its computer system;

d.

Prior to the release of notices to the Mortgagor set forth in Section 3.4 of Agreement, a complete listing of any Mortgage Loans where the mortgage payment is inclusive of an optional insurance premium. This list will also provide the name of the insurance company; type of insurance coverage; premium amount; and the name and telephone number of the individual at Owner/Servicer’s firm or affiliation knowledgeable as to such coverage;

e.

Adequate electronic evidence that a hazard insurance policy is in force for each Mortgage Loan delivered to Subservicer for subservicing and all notices regarding the various hazard insurance policies. Further, Owner/Servicer agrees to hold Subservicer harmless from any losses or Damages caused by insufficient evidence of hazard insurance coverage delivered to Subservicer or any losses or Damages which occurred during a lapsed policy prior to delivery of the Mortgage Loans to Subservicer for subservicing;

f.

With respect to all closed end, first and junior lien Mortgage Loans, Owner/Servicer shall, at Owner/Servicer’s sole cost and expense, transfer any existing Tax Service Contracts to Subservicer and provide Subservicer with an electronic file identifying (A) tax type, payment frequency, payee code, tax amount last paid, next due date, parcel number, legal description, previous servicer’s name, and (B) each Tax Service Contract, if any, by contract number. If a Tax Service Contract is not in existence or is not guaranteed or transferable to Subservicer, Subservicer shall obtain a Tax Service Contract for such Mortgage Loans on behalf of Owner/Servicer. For each Tax Service Contract obtained by Subservicer Owner/Servicer shall pay Subservicer a fee set forth on Exhibit II and/or Exhibit III of this Agreement;

g.

Life-of-loan flood certification contract from an issuer acceptable to Subservicer. If a Mortgage Loan is covered by a transferable life-of-loan real estate flood certification contract, Owner/Servicer shall promptly transfer, or cause to be transferred, such contract to Subservicer;

h.

To the extent necessary to comply with Applicable Requirements, and only upon prior specific written request from Subservicer for each document, copies of most recent FNMA, FHLMC, FHA, GNMA, HUD claims, VA and third party audits related to mortgage loans for review;

i.

Copies of most recent audited financial statements, and annual financial statements thereafter within one hundred twenty (120) days of year-end, throughout the term of this Agreement; provided, however, to the extent that the Subservicer does not receive such financials timely or reasonably determines such financials to be unacceptable, the Subservicer shall notify Owner/Servicer in writing of its determination and such notice shall not be less than one hundred twenty (120) days prior to Subservicer’s right to reject any Mortgage Loans that were to be delivered under the New Loan Flow Transfer Instructions;

j.

The name and address of all document custodians. All costs and expenses of said document custodians (including, without limitation, those resulting from a change of document custodian) shall be the responsibility of Owner/Servicer; and

k.	Funds in an amount necessary to properly fund the Mortgagors’ Escrow Accounts.

Subject to Applicable Requirements, Owner/Servicer hereby expressly agrees that the Subservicer has no affirmative duty to validate any data provided to it by Owner/Servicer, any prior servicer or any of their agents. In addition, to the extent that the Subservicer has not received all relevant information from the Owner/Servicer or any prior servicer, the Subservicer shall be under no affirmative obligation to seek missing information or remediate the missing information and therefore, takes such Mortgage Loans “as is”. The Subservicer shall have no liability for prior servicing errors or to review any mortgage or servicing file for any prior servicing errors, including without limitation, failures of prior servicer to adhere to Investor agreements. If the Subservicer can remediate any prior servicing errors it discovers in the ordinary course of servicing the Mortgage Loans in accordance with Applicable Requirements, the Subservicer will remediate such error, provided such remediation does not result in a material increase in Subservicer’s costs to service the Mortgage Loans hereunder. If the Subservicer reasonably determines such remediation will result in material increased servicing costs, such remediation efforts shall be subject to pricing adjustment by the Subservicer.

Without limiting anything in the immediately preceding paragraph, Subservicer shall provide Owner/Servicer with a daily exception report (consisting of a “document to data scrub”) in respect of all Mortgage Loans boarded. Owner/Servicer acknowledges that (i) such exception report is derived solely from Mortgage Loan data furnished to Subservicer by or on behalf of Owner/Servicer and (ii) Subservicer makes no representation or warranty as to the completeness or accuracy of such exception report.

Section 3.2 Pay-off of Mortgage Loan.

Upon pay-off of a Mortgage Loan, Subservicer will request the Mortgage Loan documents from the custodian, Investor, or Owner/Servicer, as the case may be, and upon receipt of same will prepare the appropriate discharge/satisfaction documents. If Owner/Servicer has provided Subservicer with a Corporate Resolution delegating authority to Subservicer or Subservicer’s agent to execute such discharge/satisfaction documents on behalf of Owner/Servicer, Owner/Servicer and Subservicer may agree on procedures which would allow Subservicer to execute such discharge/satisfactions on behalf of Owner/Servicer. Otherwise Subservicer will forward the documents to Owner/Servicer, who shall execute and return such discharge/satisfaction document to Subservicer in a timely manner that permits the recording thereof in accordance with Applicable Requirements. In lieu of returning such documents to Subservicer, Owner/Servicer may process the discharge/satisfaction of the Mortgage. In the event that Subservicer does not receive each document which is required to effectuate such release, satisfaction or discharge more than five (5) days after Subservicer’s request therefor, Subservicer shall have no liability for any penalty or other Damages that may be imposed for failure to discharge or cancel the Mortgage in accordance with any Applicable Requirements, and in such case Owner/Servicer shall reimburse Subservicer for any fee, expense or penalty that Subservicer may incur in connection with any such discharge, cancellation, or satisfaction as a result of Owner/Servicer’s or Investor’s failure to deliver necessary documents timely as specified herein.

Section 3.3 Further Notification.

Owner/Servicer shall provide Subservicer, upon delivery of each Mortgage Loan submitted for subservicing, with specific information required in the Transfer Instructions regarding the Investor of such Mortgage Loan. If a Mortgage Loan delivered to Subservicer is later sold, with servicing retained by Owner/Servicer, Owner/Servicer will promptly notify Subservicer of the sale by electronic delivery and will deliver a written copy of the new Investor’s purchase advice or funding detail report by facsimile, e-mail or overnight mail immediately thereafter. Subservicer will then reflect the new Investor in its records, however, any penalty for late reporting, remittances, or otherwise imposed by such new Investor which is due to a delay by Owner/Servicer in notifying Subservicer of the purchase of the Mortgage Loan(s), shall be the responsibility of Owner/Servicer.

During the term of this Agreement, Owner/Servicer shall provide Subservicer with all notices, correspondence, subpoenas, summonses and other items immediately upon receipt of same by Owner/Servicer that relate to the Mortgage Loans. Subservicer shall not be responsible for any losses, Damages, costs or penalties incurred by Owner/Servicer, Investor or third parties arising from the failure of Owner/Servicer to provide Subservicer with such documents as required.

Section 3.4 Notices to Mortgagors and Others.

By no later than thirty (30) days prior to a Bulk Servicing Transfer, Owner/Servicer shall deliver or cause to be delivered to Subservicer for approval a joint form or joint forms of a Mortgagor notification letter in connection with the transfer of subservicing responsibilities for the related Mortgage Loans by Subservicer. Not less than fifteen (15) days prior to the scheduled Transfer Date or such later date as permitted by Applicable Requirements, Owner/Servicer shall mail, or cause to be mailed, the approved form of notification to the Mortgagors with respect to the transfer of the servicing responsibilities for the related Mortgage Loans. The expense of the preparation, printing and mailing of such notices shall be borne by Owner/Servicer. Owner/Servicer also shall, at its expense, notify and instruct or cause to be notified and instructed the applicable tax service and flood determination provider with regard to the Mortgage Loans, the custodian of the Mortgage Loan files, and all insurers, including mortgage insurance companies and taxing authorities to deliver all tax bills, payments, notices and insurance statements, as applicable, to Subservicer on and after the applicable Transfer Date. Subservicer shall use the approved form of notification for all Mortgage Loans that are transferred to Subservicer until notified by Owner/Servicer that such form is no longer approved.

As required by a Private Investor Agreement or Reconstitution Documents (as defined herein), Subservicer shall provide the notice required by Section 404 of the Helping Families Save Their Homes Act of 2009 with respect to the transfer of the Private Investor Loans to a Private Investor, at Owner/Servicer’s cost and expense (which may be by Owner/Servicer causing such amounts to be paid by or on behalf of a Private Investor) including the applicable fee set forth on Exhibit III.

Section 3.5 Instructions to Subservicer.

Owner/Servicer shall provide instructions to Subservicer in accordance with Section 2.4(d) hereof regarding the processing of requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of security instrument terms.

Section 3.6 Corporate Resolution.

Owner/Servicer shall furnish Subservicer with a fully executed Corporate Resolution and other documents necessary or appropriate to enable Subservicer to carry out its subservicing and administrative duties under this Agreement.

Section 3.7 Cooperation of Subservicer with a Reconstitution.

Subservicer and Owner/Servicer agree that with respect to some or all of the Mortgage Loans, Owner/Servicer or a Private Investor may affect Reconstitutions in the form of either Whole Loan Transfers or Securitization Transactions.

Subservicer and Owner/Servicer acknowledge and agree that (i) Subservicer is not obligated hereunder to act as the named servicer or as a party to any proposed Private Investor Agreements and any other relevant documents or agreements (collectively, the “Reconstitution Documents”) related to any such Reconstitution, and (ii) Owner/Servicer is not obligated hereunder to offer Subservicer the opportunity to act as servicer in any Reconstitution; provided, however, that Subservicer and Owner/Servicer agree that if Subservicer continues to service Mortgage Loans that have been reconstituted pursuant to this Section 3.7, Subservicer will act as Owner/Servicer’s subservicer (and be named as such in the Reconstitution Documents) and that the terms of this Agreement will control Subservicer’s and Owner/Servicer’s rights and obligations relating to any such Reconstitutions, except as otherwise may be provided in such Reconstitution Documents, but subject to the applicable Reconstitution Acknowledgment.

Subservicer shall reasonably cooperate with Owner/Servicer and any Private Investor, master servicer, depositor, trustee, rating agency, or other participant in connection with any Whole Loan Transfer or Securitization Transaction contemplated by Owner/Servicer or a Private Investor pursuant to this Section 3.7; provided, however, that under no circumstances and in no event shall such Reconstitution materially increase Subservicer’s liabilities or obligations beyond those liabilities and obligations contained in this Agreement, or decrease Subservicer’s profitability from that provided for herein, except as otherwise specifically set forth in this Section 3.7. Any such Reconstitution will be subject to Sections 2.14 and 9.1 herein, to the extent applicable, and the parties will use their best efforts to complete any processes specified in such Sections in sufficient time to complete the Reconstitution.

In connection with any Reconstitution for which Subservicer will act as the subservicer for Owner/Servicer, Owner/Servicer shall promptly notify Subservicer of such Reconstitution and provide a preliminary loan list at least thirty (30) days prior to the closing date of such Reconstitution, or such shorter period as provided in a Private Investor Agreement applicable to Private Investor Loans subserviced hereunder. Owner/Servicer shall provide Subservicer with a complete and final list of Mortgage Loans related to any Reconstitution at least five (5) Business Days prior to the scheduled closing date of the Reconstitution. In addition, any Mortgage Loans regarding which Owner/Servicer wishes to affect a Reconstitution must be transferred to Subservicer and live on Subservicer’s servicing system at least five (5) Business Days prior to the closing date of such Reconstitution.

Owner/Servicer agrees to deliver any Reconstitution Documents related to any Reconstitution to Subservicer at least (a) thirty (30) days in the case of a Mello Mortgage Capital Acceptance, (b) twenty (20) days in the case of either a J.P. Morgan Mortgage Acquisition Corp. or Goldman Sachs Mortgage Company Reconstitution for which there are no material changes to the documents and thirty (30) days if there are material changes to the documents, and (b) forty-five (45) days in the case of any other Reconstitution with a new party, prior to the closing date for each such Reconstitution. Subservicer shall have no liability to Owner/Servicer for failing to effectuate a Reconstitution if Owner/Servicer fails to provide such notice or deliver such documents in a timely manner. If any Reconstitution involves the establishment of new custodial or escrow account(s), the Owner shall provide information on the naming of the accounts no less than twenty (20) days in advance of the closing date of any such Reconstitution, or as soon thereafter as available. To the extent permitted in connection with any Reconstitution, Owner/Servicer shall provide Subservicer with an opportunity to suggest the titling of any such custodial and/or escrow account(s), and Subservicer shall promptly respond to requests for such suggestions.

For the avoidance of doubt, on and after the “Closing Date” (as defined in the related Reconstitution Document) for any Reconstitution that is a Securitization Transaction under which Subservicer shall continue to service the related Mortgage Loans, as evidenced by a Reconstitution Acknowledgment, Subservicer shall service such Mortgage Loans pursuant to the terms and provisions contained in the related Reconstitution Documents, subject to the following: (i) Section 2.10 shall continue to apply with respect to any Private Investor Loans, (ii) Subservicer shall be under no obligation to pay compensating interest for prepayment interest shortfalls, and (iii) subject to Section 2.10, Owner/Servicer shall reimburse Subservicer for Servicing Advances. Subservicer shall promptly review any Reconstitution Documents and/or related documents. Subject to the second paragraph of this Section 3.7, and provided Subservicer and Owner/Servicer have agreed to a servicing change subject to Section 2.14 or 9.1 or pricing adjustment for such Reconstitution as provided for in this Section 3.7, Subservicer shall acknowledge in substantially the form of Exhibit XVI attached hereto (the “Reconstitution Acknowledgment”) that it will act as Owner/Servicer’s subservicer or for the benefit of an Investor related to such Reconstitution Documents and/or related documents.

Owner/Servicer hereby agrees to pay Subservicer for reasonable, documented out-of-pocket expenses incurred by Subservicer (excluding costs and expenses relating to activities performed by any in-house counsel) that relate to reviewing and commenting on the Reconstitution Documents for such Whole Loan Transfer or Securitization Transaction in the amount set forth in the Exhibits II and III. In addition, in respect of each Reconstitution, Owner/Servicer will pay to Subservicer the applicable fees set forth on Exhibit III.

Owner/Servicer shall indemnify Subservicer and hold it harmless from and against any liability that it may sustain arising out of information contained in any offering document related to a Reconstitution (other than arising out of any information furnished by Subservicer in connection with such Reconstitution related to Subservicer’s servicing practices or the performance of the Mortgage Loans set forth in any such offering documents).

Subservicer acknowledges that as a result of a Reconstitution, the subject matter of this Agreement may be subject to private and public Securitization Transactions and that Subservicer may be asked by Owner/Servicer to provide various reporting and information relating to the servicing of the Mortgage Loans and related properties subject to such Reconstitutions pursuant to Regulation AB. Subservicer agrees to cooperate with Owner/Servicer with respect to all reasonable requests imposed on Owner/Servicer under the related Reconstitution Documents which may be required of servicers, subservicers and subcontractors under Regulation AB (regardless of whether directly applicable to a Securitization Transaction), including providing any necessary reporting or information necessary in order to comply with such Reconstitution Documents and Regulation AB. Subservicer acknowledges that any reports required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, as well as compliance statements required by Item 1123 are reasonable requests within the meaning of the paragraph. The foregoing provisions shall survive the termination or expiration of this Agreement. The foregoing is subject to Sections 2.14 and 9.1 herein, and/or Subservicer’s right to any applicable fees set forth in Exhibits II and III. Notwithstanding anything to the contrary set forth herein, Owner/Servicer will (i) until such time as Subservicer’s subservicing system is developed to meet Reg AB II reporting requirements, only engage in transactions that do not require such Reg AB II reporting compliance, and (ii) use its commercially reasonable efforts to request Subservicer’s assistance pursuant to this paragraph only to the extent that required information and any related assistance otherwise to be requested of Subservicer is not readily and commercially reasonable available to and/or easily transmittable from Owner/Servicer at the time of such request in a reasonably convenient format meeting all Applicable Requirements.

ARTICLE IV.

COMPENSATION

Section 4.1 Subservicing Fee.

As consideration for subservicing the Mortgage Loans, Subservicer shall be paid (i) the fees in accordance with Exhibits II and III and (ii) Service Rendered Ancillary Fees. Subservicer’s fees on Exhibits II and III, together with any fees to be charged by Subservicer under any SOW, shall be adjusted annually on the anniversary of the Initial Transfer Date. Such adjustments shall not exceed the increase in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average, for all Urban Consumers, other goods and services (‘82 - ‘84 = 100) (the “CPI-U Index”) between the annual averages of the most recently published twelve (12) month period and the immediately preceding twelve (12) month period. Subservicer shall submit to Owner/Servicer an invoice setting forth servicing fees and other amounts due Owner/Servicer (including those amounts due Owner/Servicer as an Investor) and subtracting therefrom subservicing fees, Exit Fees (if appropriate), fees for optional services, any Late Charges and Ancillary Income due Subservicer. In addition, the invoice will reflect the net change in month over month cumulative Servicing Advances. Subservicer will either charge Owner/Servicer for an increase or credit Owner/Servicer for a decrease in such balances.

If and when applicable, Owner/Servicer shall pay Subservicer the Private Label setup charge, the New Loan Interface fee and other setup charges set forth on Exhibit II.

Subservicer shall be entitled to its monthly fees as set forth on Exhibits II and III for each Mortgage Loan that it subserviced for a given month based upon the beginning of month Mortgage Loan count and status, except that Subservicer shall be entitled to the applicable monthly fee for each Mortgage Loan subserviced during the month in which the related Transfer Date occurred and for each Interim Serviced Mortgage Loan subserviced during such month.

In no event shall the total base subservicing fees for all Mortgage Loans for a given month be less than three thousand dollars ($3,000).

Subservicer shall be paid those fees set forth in Exhibit II for engaging in Loss Mitigation and be reimbursed for all Servicing Advances related thereto. For the purpose of this Agreement.

(1)

a Decisioning Fee shall be earned when Subservicer has engaged in Loss Mitigation and made a recommendation to Owner/Servicer or Investor or made a decision, if so authorized, to offer or decline relief other than foreclosure to the affected Mortgagor and

(2)

a Disposition Fee shall be earned upon execution of a loan modification or written (formal) repayment plan by the Mortgagor or the receipt by Subservicer of funds representing an approved short sale or receipt of documents representing completion of a deed-in-lieu of foreclosure or an approved assumption of a defaulted Mortgage Loan.

Owner/Servicer, and not Subservicer, shall be entitled to all amounts paid or allowed from time to time by the FNMA, FHLMC, HUD, FHA, VA, private mortgage insurer and any Investor as applicable, for engaging in Loss Mitigation either directly or through Subservicer.

Owner/Servicer shall remit to Subservicer in accordance with Section 4.2 the amounts billed by Subservicer for fees, expenses and Servicing Advances associated with services which are proper under this Agreement, including, without limitation, services performed in connection with the foreclosure of mortgages, property maintenance and improvement, property management, the sale of any REO, and similar extraordinary expenses, which shall be contracted or performed by Subservicer at its customary, reasonable costs for such services, and all other amounts due Subservicer hereunder.

Section 4.2 Due Date of Payments.

Unless otherwise stated herein, all fees, payments, charges, expenses, Servicing Advances and any other sums payable to Subservicer by Owner/Servicer hereunder, shall be due and payable within five (5) Business Days from the date of Owner/Servicer’s receipt of Subservicer’s invoice. Thereafter, all sums shall be subject to a finance charge at an annual rate of the prime rate as published in The Wall Street Journal on the first Business Day of the month in the billing period, plus one hundred fifty basis points (150BP).

Section 4.3 Right of Offset.

In the event Owner/Servicer shall fail to pay to Subservicer any sums due and payable to Subservicer under this Agreement that are not subject to a good faith dispute, when and as the same shall be due and payable, whether as compensation, reimbursement, or otherwise Subservicer shall be entitled to adjust amounts due Owner/Servicer in set-off of the amount of any sum so owing and unpaid. This provision shall not impair Subservicer’s right to be paid or reimbursed as provided herein or to exercise all other remedies permitted by law.

ARTICLE V.

TERM AND TERMINATION

Section 5.1 Term and Notice.

The term of this Agreement shall commence upon the Contract Date and end at 11:59 P.M. eastern time on November 30, 2023 (the “Expiration Date”). Upon termination without cause or expiration of this Agreement, Owner/Servicer shall pay Subservicer an Exit Fee in accordance with the schedule set forth in Exhibit II.

Section 5.2 Termination without Cause.

At any time during this Agreement, Owner/Servicer may, without cause, and on ninety (90) days prior written notice to Subservicer, terminate this Agreement as to any or all Mortgage Loans then being subserviced, however in the event Subservicer receives less than ninety (90) days’ notice with respect to a termination of three hundred (300) or more Mortgage Loans, Subservicer shall be entitled to a subservicing fee through the month ending ninety (90) days from the date of Subservicer’s receipt of the notice of termination. Upon termination of this Agreement by Owner/Servicer without cause as to any or all Mortgage Loans, Owner/Servicer shall pay Subservicer an Exit Fee in accordance with the schedule contained in Exhibit II. With respect to any given termination, Subservicer will cooperate with Owner/Servicer, but shall be under no obligation to meet a transfer schedule requested by Owner/Servicer, where Subservicer has received less than ninety (90) days’ notice of termination. The term for determining the Exit Fee applicable to each such Mortgage Loan begins on the first of the month of the Transfer Date for that Mortgage Loan.

In the case of an Interim Serviced Mortgage Loan upon receipt of three (3) Business Days prior notice from Owner/Servicer via the agreed upon automated method, Subservicer shall undertake all steps necessary to transfer the servicing of an Interim Serviced Mortgage Loan to any successor servicer designated by Owner/Servicer, except that Subservicer shall not prepare any assignment of Mortgage necessary to effect transfer of ownership of any Interim Serviced Mortgage Loan that is serviced-released pursuant to this Section.

At any time during the term(s) hereof, Subservicer may, without cause, by one hundred eighty (180) days prior written notice to Owner/Servicer, terminate this Agreement as to any or all Mortgage Loans then being subserviced, without the need for the payment of any Exit Fees by Owner/Servicer.

Notwithstanding anything to the contrary elsewhere in this Agreement, an Exit Fee shall not be payable upon a payoff of a Mortgage Loan by a Mortgagor, or removal of a Mortgage Loan from Subservicer’s subservicing system upon assignment to HUD or private mortgage insurer, completion of a foreclosure action or other acquisition of title to a REO.

Section 5.3 Termination for Cause.

In the event of a party’s material default in performance of its obligations under this Agreement, which default is curable by the defaulting party, the defaulting party shall have thirty (30) days to cure such default after written notification is delivered by the non-defaulting party to the defaulting party. If the default is either not cured within the thirty (30) day period, or is a default of such a type as to be incapable of being cured, the non-defaulting party may terminate this Agreement upon five (5) days written notice, and require the immediate transfer of all Mortgage Loans and related documents and other data and information related to the Mortgage Loans from Subservicer to Owner/Servicer or Owner/Servicer’s designee.

A party additionally shall also have the right to terminate for cause if the other party, at any time during the term of this Agreement (i) has its rights to service for FHLMC, FNMA or GNMA suspended or terminated, (ii) is declared to be in default of its agreements with FHLMC, FNMA or GNMA or loses any other permits or licenses necessary to carry out its responsibilities under this Agreement, or (iii) becomes insolvent, files for bankruptcy, or is placed under conservatorship or receivership. Upon occurrence of any of the foregoing events, the non-defaulting party may immediately terminate this Agreement for cause, without any further liability to the non-defaulting party, except for amounts due a party prior to termination.

In addition to all other amounts due under this Agreement, the party terminating for cause shall be entitled to all costs of collection and all costs related to the transfer of the Mortgage Loan documents and other data and information related to the Mortgage Loans. In addition, if Subservicer is the party terminating for cause, Subservicer shall be entitled to the payment of Exit Fees in accordance with Exhibit II hereof.

Should any act or failure to act of Owner/Servicer result in a failure to complete the transfer of the Mortgage Loans identified on Exhibit I to Subservicer for subservicing within one hundred twenty (120) days of the Contract Date, Subservicer, in its sole discretion may terminate this Agreement upon written notice to Owner/Servicer. Owner/Servicer shall thereupon pay to Subservicer, Subservicer’s expenses incurred in the design and implementation of plans to permit conversion of the Mortgage Loans onto Subservicer’s servicing systems. For the purposes of this Section, expenses shall include: third party costs incurred by Subservicer, and Subservicer’s internal and staffing costs and expenses.

The rights of termination, as provided herein, are in addition to all other available rights and remedies, including the right to recover Damages in respect of any breach.

Section 5.4 Reimbursement upon Expiration or Termination.

Upon expiration or termination of this Agreement as to any or all Mortgage Loans, in addition to Exit Fees payable to Subservicer hereunder, Owner/Servicer shall reimburse Subservicer for all costs reasonably incurred in connection with the expiration or termination of subservicing and return of documents and other information regarding the Mortgage Loans then subserviced to Owner/Servicer, Owner/Servicer’s designee, or Investor or Investor’s designee. If applicable, these costs include, but are not limited to, reasonable and documented third party costs incurred by Subservicer directly attributable to the return of the documents and other information regarding the Mortgage Loans. In addition, to the extent that, in connection with the termination or expiration of this Agreement, Owner/Servicer requests additional services from Subservicer beyond the services contemplated in the Service Release Transfer Instructions, Subservicer shall be entitled to additional fees for such additional services, which fees shall be based upon Subservicer’s hourly project support rates set forth on Exhibit II. In addition, in the event Investor terminates subservicing of any Mortgage Loans, Owner/Servicer shall, with respect to the affected Mortgage Loans, (i) reimburse Subservicer for Subservicer’s actual expenses and any Servicing Advances made on behalf of Owner/Servicer in accordance with the terms of this Agreement, and (ii) pay for all other amounts due Subservicer hereunder including the applicable Exit Fee in respect of each affected Mortgage Loan.

In the event that Subservicer’s duties and responsibilities under this Agreement are terminated by Owner/Servicer or by Subservicer, Subservicer shall discharge its duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Subservicer without cause shall not become effective until either (i) ninety (90) days, in the case of Owner/Servicer’s termination without cause or (ii) one hundred eighty (180) days following the termination without cause by the Subservicer (each of the foregoing, a “Termination Period”). In the event the Owner/Servicer fails to transfer the

Mortgage Loans and REO Properties to a successor servicer at the end of the related Termination Period, the Subservicer shall be entitled to increase base fees, for each Mortgage Loan and REO Property for each additional month beyond the Termination Period, that the Subservicer must service the Mortgage Loans and REO Properties to: (x) first month beyond the Termination Period: $5 per Mortgage Loan and REO Property, (y) second month beyond and each additional month thereafter beyond the Termination Period: $15 per Mortgage Loan and REO Property.

Section 5.5 Accounting/Records.

Upon expiration or termination of this Agreement, Subservicer will cease all subservicing activities and account for and turn over to Owner/Servicer, Owner/Servicer’s designee, or Investor or Investor’s designee, as applicable, all funds collected hereunder, less the compensation and other amounts then due Subservicer, and deliver to Owner/Servicer, Owner/Servicer’s designee, Investor or Investor’s designee, as applicable, all records and documents relating to each Mortgage Loan then subserviced and will advise Mortgagors that their mortgages will henceforth be serviced by Owner/Servicer, Owner/Servicer’s designee, Investor or Investor’s designee.

Section 5.6 Servicing Transfer Procedures.

(a)

Upon termination on expiration of the subservicing of a Mortgage Loan pursuant to the terms of this Agreement, Subservicer will follow the procedures set forth in the Service Release Transfer Instructions. If additional services are required to transfer the servicing of the Mortgage Loans, Subservicer will, at Owner/Servicer’s expense, reasonably cooperate with the successor servicer in transferring the servicing.

(b)

In addition to the Service Transfer Instructions, in the event this Agreement is terminated in whole or in part, the Subservicer agrees to reasonably cooperate with the Owner/Servicer and with any party designated as the successor servicer in transferring the servicing to such successor servicer in accordance with Applicable Requirements, including sending the transferor’s notice of transfer of servicing or “goodbye letter” in accordance with the requirements of Applicable Law. The Owner/Servicer agrees to cooperate with the Subservicer to provide any required information necessary to complete an orderly servicing transfer which shall include a loan schedule no less than thirty (30) days prior to the actual servicing transfer date (the “Termination Date”).

(c)

Within five (5) Business days following the Termination Date, the Subservicer shall deliver to the successor servicer any and all Mortgage Files in the possession of the Subservicer. The Subservicer shall provide the successor servicer with the net funds held in the Escrow Account and suspense funds related to the Mortgage Loans within five (5) Business Days following the Termination Date.

(d)

If the Subservicer is named as the mortgagee of record, the Subservicer may prepare certain documents which are necessary to effect the transfer of servicing from the Subservicer, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents at the

Owner/Servicer’s request. The Subservicer shall cause MERS to designate on the MERS system the Owner/Servicer or its designee as the beneficial holder with respect to such Mortgage Loan. All reasonable out of pocket expenses incurred in connection with the preceding two sentences and otherwise in connection with any transfer of servicing shall be borne by the Owner/Servicer.

(e)

The Subservicer shall invoice Owner/Servicer for the estimated Exit Fees with respect to any deconversion at least thirty (30) days prior to any such deconversion and Owner/Servicer shall pay such estimated Exit Fees within five (5) days following receipt of such invoice. In addition, if available funds within fifteen (15) Business Days prior to the Termination Date are insufficient to pay the Subservicer any amounts due, the Owner/Servicer shall pay to the Subservicer an amount that is sufficient to cover amounts due to the Subservicer. Any funds related to the transferred Mortgage Loans held by the Subservicer after reimbursement to the Subservicer of the foregoing amounts will be remitted to the Owner/Servicer or its designee promptly following the Termination date. In addition, the Owner/Servicer shall cause the Subservicer to be reimbursed within five (5) Business Days of request for any trailing expenses representing Servicing Advances or other amounts due for which invoices are received by the Subservicer after the Termination Date.

(f)

In addition, the Sub-Servicer shall provide reasonably detailed back up support relating to Servicing Advances, fees and costs in connection with any servicing transfers. The Subservicer and the Owner/Servicer agree to cooperate in good faith to reconcile any issues or discrepancies relating to reimbursement of Servicing Advances, fees and costs in connection with a servicing transfer.

ARTICLE VI.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF

OWNER/SERVICER

As of the Contract Date and each Transfer Date, Owner/Servicer warrants and represents to, and covenants and agrees with Subservicer as follows:

Section 6.1 Cooperation and Assistance.

To the extent necessary, Owner/Servicer shall cooperate with and assist Subservicer as requested by Subservicer, in carrying out Subservicer’s covenants, agreements, duties and responsibilities under this Agreement and in connection therewith shall execute and deliver all such papers, documents and instruments, including but not limited to servicing agreements, if any, as may be necessary and appropriate in furtherance thereof.

Section 6.2 Notice of Breach.

Owner/Servicer shall promptly notify Subservicer of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed or performed by it under this Agreement.

Section 6.3 Taxes.

For each Mortgage Loan transferred to Subservicer, real estate taxes due within thirty (30) days following each respective Transfer Date shall have been paid by or on behalf of Owner/Servicer prior to delivery of subservicing to Subservicer. Owner/Servicer will indemnify and hold Subservicer harmless from any tax penalties and interest that arose or accrued prior to thirty (30) days following the Transfer Date, and as set forth in Section 2.3(f) hereof.

Section 6.4 Agency Approvals.

If required by Applicable Requirements, Owner/Servicer is or will use commercially reasonable efforts to become an approved servicer for, and in good standing with FHLMC, FNMA, GNMA, HUD, VA, or other Investors and shall maintain such required approvals and standing throughout the term of this Agreement.

Section 6.5 Prior Servicing.

Each Mortgage Loan has been serviced in accordance with all Applicable Requirements at all times prior to the Transfer Date.

Section 6.6 Authority.

Owner/Servicer is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of organization or formation and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Owner/Servicer are duly authorized to do so. Owner/Servicer has all licenses necessary to carry on its business as now being conducted and is duly authorized and qualified to transact, in each state where a Mortgaged Property is located, any and all business contemplated by this Agreement or is otherwise exempt under Applicable Requirements from such qualification or is otherwise not required under Applicable Requirements to effect such qualification.

Section 6.7 Eligibility Criteria; HOEPA Mortgage Loans.

All of the Mortgage Loans and REO Properties satisfy the Eligibility Criteria and none of the Mortgage Loans are classified as a HOEPA Mortgage Loan.

Section 6.8 Litigation.

There is no action, suit, proceeding or investigation pending or, to Owner/Servicer’s knowledge, threatened against Owner/Servicer which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of Owner/Servicer to perform under the terms of this Agreement.

Section 6.9 Ownership.

Owner/Servicer is the sole owner of the servicing rights related to the Mortgage Loans.

Section 6.10 Accuracy of Information Provided.

The documents, and the computer files, data disks, books, records, data tapes, notes pertaining to a particular Mortgage Loan provided to Subservicer by or on behalf of Owner/Servicer contain all documents, instruments and information necessary to service the Mortgage Loans in accordance with the Applicable Requirements, the Note and the Mortgage and are, to the best of Owner/Servicer’s knowledge, true and accurate in all material respects and may be relied upon by Subservicer in connection with the servicing of the Mortgage Loans. The data fields, including those relating to prepayment penalties are, to the best of Owner/Servicer’s knowledge, complete, true and accurate and can be relied on by Subservicer in performing the services pursuant to this Agreement including, the calculation of prepayment penalties. Subservicer shall have no liability to Owner/Servicer for any loss resulting from using the data provided to Subservicer by Owner/Servicer.

Section 6.11 Subservicer’s Systems.

Owner/Servicer shall not attempt access or input any information from Subservicer’s mortgage servicing systems (“Systems”) which does not expressly pertain to the Mortgage Loans. In addition, Owner/Servicer shall use commercially reasonable best efforts to prevent potential misuse or threats against the Systems and will control passwords, digital certificates and other information or content or devices which may be used to access the Systems. Owner/Servicer shall not, or induce any third party to, reverse engineer, disassemble, analyze or create any derivation of any code or algorithms that they may come in contact with respect to the Systems, nor shall Owner/Servicer access or use the Systems for the purpose of benchmarking another system. Owner/Servicer will not transfer any such access to the Systems to any third party not expressly authorized by Subservicer; provided that for purposes hereof third parties shall not include regular employees and independent contractors of Owner/Servicer who are acting on behalf of Owner/Servicer. Owner/Servicer shall notify Subservicer if Owner/Servicer suspects that a non-authorized individual has learned passwords or has inappropriately accessed the Systems. Any failure to comply with the terms of this provision shall be a material default of this Agreement by Owner/Servicer. The Owner/Servicer shall execute the Systems Access Agreement attached hereto as Exhibit XIII.

Section 6.12 Notice of Change in Regulator

Owner/Servicer shall provide Subservicer with a written report of its regulator(s) by the first day of each quarter. Such report shall include the name, address and jurisdiction of all regulators and such other information as Subservicer may reasonably request.

ARTICLE VII.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SUBSERVICER

As of the Contract Date and each Transfer Date, subject to the provisions of Article VIII herein, Subservicer warrants and represents to, and covenants and agrees with, Owner/Servicer as follows:

Section 7.1 Notice of Breach.

Subservicer shall promptly notify Owner/Servicer of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed and performed by it as a subservicer.

Section 7.2 Agency Approvals.

Subservicer is an approved servicer for FHLMC, FNMA, GNMA, HUD and VA, and shall maintain such approvals throughout the term of this Agreement.

Section 7.3 Authority.

Subservicer is a duly organized and validly existing federal savings bank in good standing under the laws of the United States of America and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Subservicer are duly authorized so to do. Subservicer has all licenses necessary to carry on its business as now being conducted and is duly authorized and qualified to transact, in each state where a Mortgaged Property is located, any and all business contemplated by this Agreement or is otherwise exempt under Applicable Requirements from such qualification or is otherwise not required under Applicable Requirements to effect such qualification.

Section 7.4 Litigation.

There is no action, suit, proceeding or investigation pending or, to Subservicer’s knowledge, threatened against Subservicer which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of Subservicer to perform under the terms of this Agreement.

ARTICLE VIII.

INDEPENDENCE OF PARTIES; INDEMNIFICATION; SURVIVAL

Section 8.1 Independence of Parties.

The following terms shall govern the relationship between Owner/Servicer and Subservicer:

a.

Subservicer shall have the status of, and act as, an independent contractor. Nothing herein contained shall be construed to create a partnership, joint venture or fiduciary relationship between Owner/Servicer and Subservicer;

b.

Subservicer shall not be responsible for any representations, warranties or contractual obligations in connection with (1) the sale to or by FHLMC, FNMA, GNMA or private Investors of any of the Mortgage Loans, or (2) the servicing or subservicing of any Mortgage Loan prior to the Transfer Date of subservicing of a Mortgage Loan to Subservicer pursuant to this Agreement;

c.

Anything herein contained in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, the representations and warranties of Subservicer contained in this Agreement shall not be construed as a warranty or guarantee by Subservicer as to future payments by any Mortgagor;

d.

Anything herein contained in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, Subservicer shall not be responsible for the performance under, or compliance with, any Mortgage Loan repurchase agreements, indemnifications, representations or warranties of an origination nature, or those servicing representations and warranties directly or indirectly related to the origination process made between Owner/Servicer and any Investor, either prior or subsequent to this Agreement, and

e.

Subservicer shall not be liable to Owner/Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect Subservicer against any breach of its representations or warranties made herein or against any liability which would otherwise be imposed on Subservicer by reason of Subservicer’s willful misfeasance, bad faith, fraud, or gross negligence in the performance of its duties hereunder or by reason of its negligent disregard of its obligations or duties hereunder. Subservicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate person respecting any matters arising hereunder.

Section 8.2 Indemnification by Subservicer.

Except as otherwise stated herein, Subservicer shall indemnify and hold Owner/Servicer harmless against any and all Damages, claim, loss, liability, fines, forfeiture or expense, including without limitation carrying costs, investigation costs, fines, penalties and attorneys’ fees and expenses, whether a first party claim or a third party claim, directly or indirectly resulting from or arising out of Subservicer’s failure to observe or perform any or all of Subservicer’s covenants, agreements, warranties or representations contained in this Agreement, including, but not limited to, Subservicer’s obligations to service and administer the Mortgage Loans in compliance with the terms of this Agreement. Except for matters with regard to which Subservicer must indemnify Owner/Servicer pursuant to this Agreement or costs or expenses that Subservicer must bear hereunder, in no event shall Subservicer be liable for losses, costs, expenses, Damages or claims (including attorneys’ fees) incurred by Owner/Servicer in connection with the Mortgage Loans serviced hereunder, including without limitation losses, costs, expenses, Damages or claims (including attorneys’ fees) incurred by Owner/Servicer in connection with the default or foreclosure of such Mortgage Loan.

Notwithstanding any other provisions of this Agreement, excluding Damages resulting from Subservicer’s failure to observe or perform any or all of Subservicer’s covenants, agreement, warranties or representations contained in this Agreement, the applicable Owner/Servicer shall remain responsible, as between such Owner/Servicer and the Subservicer, for losses related to the Owner/Servicer’s investment in the mortgage servicing rights or, as applicable, the Mortgage Loans or REO Properties. Losses of the type referred to above for which the Owner/Servicer shall remain responsible include, but are not limited to: FHA losses related to curtailments, over advances and penalties, FHA partial claims payments, shortages in the reimbursement amounts for fees paid by the Subservicer on FHA Mortgage Loans, prepayment interest shortfall for deliveries, Agency penalties, including with limitation, compensatory fees, Investor repurchase demands, litigation losses, consent orders and regulatory actions, earthquake losses or other such special hazard losses not covered by the insurance required to be maintained under this Agreement, fraud, foreclosure losses, trustee fees, document custodian fees, tax penalties related to taxing authorities supplying bills only to Mortgagors, taxes imposed by governmental authorities related to the services hereunder (excluding Subservicer’s net income), REO Property losses, recourse obligations, and losses resulting from application of the Servicemembers Civil Relief Act of 2003, all custodial fees (including related shipping costs) of the Owner/Servicer’s document custodian, if any.

Section 8.3 Indemnification by Owner/Servicer.

Except as otherwise stated herein, Owner/Servicer shall indemnify and hold Subservicer harmless against any and all Damages, claim, loss, liability, fines, forfeiture or expense, including without limitation carrying costs, investigation costs, fines, penalties and attorneys’ fees and expenses, including, without limitation, the costs and expense of curing any breaches of Owner/Servicer’s representations and warranties relating to the Mortgage Loans, whether a first party claim or a third party claim, suffered or incurred by Subservicer arising out of, directly or indirectly resulting from or relating to:

a.	Owner/Servicer’s willful misfeasance, bad faith, fraud, gross negligence, or reckless disregard of its obligations hereunder;

b.	any material misrepresentation made by Owner/Servicer in this Agreement;

c.	any material breach by Owner/Servicer of a representation, warranty or covenant of Owner/Servicer contained in this Agreement;

d.	errors and omissions in the processing, origination or servicing of any Mortgage Loan prior to the applicable Transfer Date;

e.	compliance by Subservicer with instructions or requirements of Owner/Servicer in connection with this Agreement; and

f.

any claim, litigation or proceeding to which Subservicer is made a party as a result of its acting as, or status as, Subservicer of a Mortgage Loan, other than any such claim, litigation or proceeding (i) which is based on a misrepresentation, breach or error or omission on the part of Subservicer and (ii) with respect to which Subservicer must indemnify Owner/Servicer pursuant to this Agreement.

Owner/Servicer’s liability under this Section 8.3 in respect of any representation or warranty made by Owner/Servicer in Article VI which is made subject to the Owner/Servicer’s knowledge or the best of Owner/Servicer’s knowledge shall be determined without regard to Owner/Servicer’s actual knowledge with respect to the subject matter of any such representation or warranty as if such representation or warranty was not subject to any such knowledge qualifier.

Section 8.4 Indemnification Procedures.

Each Party shall provide prompt written notice of the assertion of any litigation, proceedings, governmental investigations, orders injunctions, decrees or any other third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”); provided, however, the failure to give such notification will not affect the indemnification provided hereunder unless the indemnifying party is materially prejudiced by such failure and had no actual knowledge of such Third Party Claim, and then only to the extent of such prejudice. Upon receipt of such notice of a Third Party Claim, the indemnifying party shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the other party. In the event the other party concludes that there may be legal defenses available to it that are different from or in addition to those available to indemnifying party, the other party shall have the right to select and retain separate counsel and to otherwise separately defend itself at its own cost and expense unless the indemnifying party has declined the indemnified party’s tender of defense or has not employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action; provided however, if the indemnifying party engages counsel not later than twenty (20) days prior to the due date of an answer or other responsive pleading, the indemnifying party shall be deemed to have engaged counsel within a reasonable time after receiving notice of the commencement of the action. Neither party shall consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed. With respect to any Third Party Claim subject to indemnification under this Agreement, the Parties agree to cooperate in good faith to ensure the proper and adequate defense of such Third Party Claim. Further, each party assuming the defense shall provide monthly reporting to the other party on each Third Party Claim.

Upon discovery by either Subservicer or Owner/Servicer of a first party claim for indemnification under this Agreement, the discovering Party shall give prompt written notice to the other Party of such claim, which notice shall specify the provision of this Agreement pursuant to which indemnity is or can be sought, the facts alleged to constitute the basis for such claim (taking into account the information then available), the representation, warranties, covenants or agreements alleged to have been breached (if applicable) and the amount of such claim (if then determinable). The failure to promptly notify will not affect the indemnification provided hereunder except to the extent that the rights available to the indemnifying Party are actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

Section 8.5 Privacy.

Subservicer shall comply with all Applicable Requirements designed to secure the financial privacy of Mortgagors. Subservicer and Owner/Servicer agree not to disclose or otherwise share Nonpublic personal information with a Nonaffiliated third party except in compliance with Applicable Requirements. The parties acknowledge that the Customer relationship with the Mortgagor remains with Owner/Servicer as owner of the servicing rights related to the Mortgage Loan. Owner/Servicer will provide all privacy disclosures or notices to the Mortgagors as required by Applicable Requirements. The parties agree to provide each other on a timely basis with Mortgagor requests that Nonpublic personal information not be shared. Subservicer acknowledges the ongoing responsibility it has to comply with Applicable Requirements governing the privacy and security of Mortgagor Nonpublic personal information, including but not limited to, the Gramm-Leach-Bliley Act and regulations issued pursuant thereto (12 CFR Part 570, App B—Interagency Guidelines Establishing Information Security Standards) and Subservicer will implement and maintain an Information Security Program as required by such regulations. As used in this section, the italicized terms shall have the meanings ascribed therefor in 12 CFR 573.3.

Subservicer shall take appropriate actions to contain and mitigate any (i) actual or suspected loss, disruption, or misuse of Owner/Servicer’s Customer Information, regardless of whether in electronic or hard copy form; (ii) other malicious or unlawful unauthorized access to Owner/Servicer’s data, regardless of whether in electronic or hard copy form; or (iii) overt act or attempt to gain unauthorized access to, disrupt, or misuse Subservicer’s systems utilized or accessed by Subservicer in connection with Servicer’s provision of products or services to Owner/Servicer (a “Data Security Event”), including notification to Owner/Servicer’s primary and backup contact person(s) as soon as possible, but at most within forty-eight (48) hours of learning of a confirmed Data Security Event (subject to any delay required by applicable law). To the extent available following such confirmation, such notifications shall include a detailed summary of the Data Security Event including data elements and number of records exposed/misused and the corrective action to be taken by Subservicer. If Subservicer does not have a complete inventory of affected information, Subservicer shall provide a summary of the details available. Subservicer will reasonably cooperate with Owner/Servicer and provide any additional available information requested by Owner/Servicer regarding the Data Security Event. Subservicer shall not disclose the existence of a Data Security Event, including to Owner/Servicer‘s customers, consumers, or the general public, without the express written permission of Owner/Servicer, except that Subservicer shall be permitted to disclose any Data Security Event to its prudential regulator and others as required by Applicable Requirements.

Section 8.6 Survival.

The confidentiality provisions set forth in Section 9.14, indemnifications, representations and warranties set forth herein shall survive expiration or termination of this Agreement or any SOW.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Changes in Practices.

The parties hereto acknowledge that the standard practices and procedures of the mortgage servicing industry change or may change over a period of time. Material changes in practices or procedures may increase the cost of subservicing beyond that contemplated by the parties at the time of this Agreement. For the purposes of this paragraph, a change in practice or procedure is deemed to be material if such change is required to comply with changes in Applicable Requirements and/or Investor requirements and such compliance by Subservicer is substantially more burdensome and costly to Subservicer. To accommodate these changes, Subservicer may, from time to time, notify Owner/Servicer of such material changes in practices and procedures and proposed changes in the subservicing fee to reflect such material changes. It is understood that prior to imposing any increased subservicing fee, Subservicer must reasonably demonstrate to Owner/Servicer that the increase in the subservicing fee is directly related to Subservicer’s additional costs in implementing the change in policy or procedure and that the increase is in keeping with those other servicers throughout the mortgage servicing industry and is not unique to Subservicer. Should any such proposed change in the subservicing fee made in good faith by Subservicer nevertheless be unacceptable to Owner/Servicer, and should Owner/Servicer and Subservicer fail to agree on an increase in the subservicing fee that would be acceptable to both parties, then such subservicing fee shall remain unchanged. Subservicer shall thereafter have the option (i) to continue to subservice the Mortgage Loans already being subserviced and all future Mortgage Loans at the existing subservicing fee under the terms of this Agreement, (ii) continue to subservice the Mortgage Loans already being subserviced at the existing subservicing fee and provide ninety (90) days advance written notice to Owner/Servicer that Subservicer will not thereafter accept any additional Mortgage Loans for subservicing under the terms of this Agreement, or (iii) terminate this Agreement without cause upon one hundred twenty (120) days advance written notice to Owner/Servicer.

Section 9.2 Assignment.

This Agreement may be assigned only with the written consent of both Owner/Servicer and Subservicer. The sale of all or substantially all of the stock or assets of Owner/Servicer or Subservicer, or the transfer of a controlling interest in Owner/Servicer or Subservicer, shall not be deemed an assignment of this Agreement for purposes of this Section. Notwithstanding anything to the contrary herein, an Owner/Servicer Change in Control involving a Competitor Subservicer shall be deemed to be an assignment which requires Owner/Servicer’s termination of this Agreement by Owner/Servicer in accordance with Section 5.2 hereof on or prior to the effective date of such Change in Control.

Section 9.3 Prior Agreements.

If any provision of this Agreement is inconsistent with any prior agreements between the parties, oral or written, with respect to the Mortgage Loans, the terms of this Agreement shall prevail, and after the Contract Date of this Agreement, the relationship and agreements between Owner/Servicer and Subservicer with respect to the Mortgage Loans shall be governed in accordance with the terms of this Agreement.

Section 9.4 Entire Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and cannot be modified in any respect except by an amendment in writing signed by both parties.

Section 9.5 Invalidity.

The invalidity of any portion of this Agreement shall in no way affect the remaining portions hereof.

Section 9.6 Effect.

Except as otherwise stated herein, this Agreement shall remain in effect until Owner/Servicer’s interest in all of the Mortgage Loans, including the underlying security, are liquidated completely, unless sooner terminated pursuant to the terms hereof.

Section 9.7 Applicable Law; Waiver of Jury Trial.

This Agreement shall be construed in accordance with the laws of the State of New Jersey and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed therein, except to the extent preempted by federal law.

EACH PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

Section 9.8 Notices.

Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been duly given if personally delivered, sent by nationally recognized overnight courier or mailed by registered mail, postage prepaid and return receipt requested to the address set forth below or such other address given by such party to the other party by written notice.

If to Owner/Servicer:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: Dan Binowitz, EVP

With a copy to:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: General Counsel

If to Subservicer:

Cenlar FSB

425 Phillips Boulevard

Ewing, NJ 08618

Attention: Greg Tornquist, Chairman, President

and Chief Executive Officer

With a copy to:

Cenlar FSB

425 Phillips Boulevard

Ewing, NJ 08618

Attention: General Counsel

Section 9.9 Waivers.

Either Owner/Servicer or Subservicer may, upon written consent and notice to the other:

a.	Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and

b.	Waive or modify performance of any of the obligations of the other hereunder.

The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 9.10 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

Section 9.11 Headings.

Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 9.12 Force Majeure.

Each party will be excused from performance under this Agreement, except for any payment obligations for services that have been or are being performed hereunder, for any period and to the extent that it is prevented from performing, in whole or in part, as a result of delays caused by the other party or any act of God, war, civil disturbance, court order, labor dispute, pandemic (excluding COVID-19 unless the severity of the pandemic has materially increased since the date of this Agreement and such increase has a material adverse effect on Subservicer’s ability to perform under this Agreement), third party nonperformance or other cause beyond its reasonable control, including failure, fluctuations or nonavailability of heat, light, air conditioning or telecommunications equipment. A party excused from performance pursuant to this Section shall exercise reasonable efforts to continue to perform its obligations hereunder and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform, except that nothing herein shall obligate either party to settle a strike or labor dispute when it does not wish to do so. Such nonperformance will not be a default or a ground for termination as long as the party uses commercially reasonable efforts to expeditiously remedy the problem causing such nonperformance and to execute its disaster recovery plan then in existence.

Section 9.13 Non-Solicitation of Employees.

Owner/Servicer and Subservicer agree that neither party will solicit the services of any employee of the other party during the term or any extensions of this Agreement, without first obtaining the written consent of the other party. Notwithstanding the foregoing, Owner/Servicer and Subservicer understand and agree that the following shall not constitute solicitation under this Section: (i) employment solicitations directed to the general public at large, including without limitation newspaper, radio and television advertisements, and (ii) an employment solicitation directed by a party to an employee of the other party, and any related communication, that occurs after a communication regarding employment that was initiated by the employee.

Section 9.14 Confidentiality.

Neither party may disclose any of the terms of this Agreement or any Proprietary Information to anyone else except:

a.	to its officers, directors, employees, consultants, advisors, attorneys and accountants to the extent required to enable them to perform their duties to that party; or

b.	as required by Applicable Requirements, or

c.

subject to the terms of a confidentiality agreement, to a bona fide prospective acquirer of all or substantially all of the business and assets of a party as part of such prospective acquirer’s due diligence; or

d.	in any legal, regulatory, equitable or arbitration proceeding involving this Agreement.

Each party will cause its officers, directors, employees, consultants, advisors, attorneys and accountants to abide by the requirements of the foregoing provisions.

Before making any disclosure of this Agreement or any of its terms under item b. or d. above, the party planning to make the disclosure will notify the other party of the intended disclosure and of the reason for the disclosure.

For purposes of this Agreement, the party receiving Proprietary Information is referred to herein as “Recipient”, the party disclosing Proprietary Information is referred to herein as “Discloser” and “Proprietary Information” of a party shall mean: (i) information disclosed by such party relating to product development strategy and activity, marketing strategy, corporate assessments and strategic plans, pricing, financial and statistical information, accounting information, identity of suppliers, software, systems, processes, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation, (ii) confidential, proprietary or trade secret information orally disclosed by such party and identified as such on the date of its first disclosure, with a written summary thereof provided to Recipient within thirty (30) days of disclosure, (iii) confidential, proprietary or trade secret information disclosed by such party that is clearly and conspicuously identified in writing as such at the time of its first disclosure, (iv) confidential, proprietary or trade secret information disclosed by such party, which a reasonable person would recognize as such, (v) information disclosed by such party relating to employees, contractors or customers which, if released, would cause an unlawful invasion of privacy, including, but not limited to (A) “NonPublic Personal Information” as defined by Title V of the Gramm-Leach-Bliley Act (Public Law No. 106-102) and the regulations promulgated pursuant thereto which are applicable to a Discloser with regard to the customers and consumers of a Discloser and (B) “Consumer Information,” as defined by the Fair and Accurate Credit Transactions Act of 2003 (Public Law No. 108-159) and the regulations promulgated pursuant thereto, together with any other nonpublic personal information and identifying information of or about consumers, applicants, clients or customers protected under applicable state and local law, and (vi) any compilation or summary of information or data that contains or is based on Proprietary Information. For purposes of this Agreement, and without limiting the generality of the foregoing, the parties acknowledge and agree that (A) all Proprietary Information disclosed by a party shall be deemed to be the Proprietary Information of such party, including, but not limited to, third-party confidential, proprietary or trade secret information that such party is obligated to protect, and (B) information shall be deemed to be disclosed by a party if such information is disclosed by any of its partners, affiliates, officers, employees, directors, contractors, agents or representatives or is otherwise disclosed on behalf of such party. For the avoidance of doubt, Subservicer will provide no Proprietary Information that is prohibited from public disclosure except in accordance with 12 C.F.R. 510.5.

Exclusions. The restrictions on use and disclosure set forth above shall not apply when and to the extent that the Proprietary Information: (i) is or becomes generally available to the public or widely known in the mortgage industry through no fault of Recipient (or anyone acting on its behalf); (ii) was previously rightfully known to Recipient free of any obligation to keep it confidential; (iii) is subsequently disclosed to Recipient by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by Recipient without reference to Discloser’s Proprietary Information, or (v) is required to be disclosed by Recipient by applicable law or regulatory action, provided that Recipient uses all reasonable efforts to provide Discloser with at least ten (10) days’ prior notice of such disclosure and Recipient discloses only that portion of the Proprietary Information that is legally required to be furnished pursuant to the opinion of legal counsel of Recipient.

Equitable Relief. Because of the unique and highly confidential nature of the Proprietary Information, Recipient acknowledges and agrees that Discloser may suffer irreparable harm if Recipient breaches any of its obligations under this Section, and that monetary damages may be inadequate to compensate for such breach. Accordingly, in addition to any other rights and remedies that may be available to Discloser at law and in equity, Discloser shall be entitled to enforce the provisions of this Agreement by seeking injunctive relief, and Recipient shall not assert as defenses that an adequate remedy at law exists and/or that Discloser will not be irreparably harmed.

Section 9.15 Counterpart Execution; Electronic Signatures.

This Agreement may be executed in multiple counterparts, each of which when conformed, shall constitute one and the same document.

This Agreement and related documents may be executed in electronic form (e.g., by electronic or digital signature or other means of demonstrating assent) and each party’s acceptance will be deemed binding between the parties. Each party acknowledges and agrees it will not contest the validity or enforceability of this Agreement and related documents, including under any applicable statute of frauds, because they were accepted and/or signed in electronic form. Each party further acknowledges and agrees that it will not contest the validity of enforceability of a signed facsimile copy of this Agreement or electronically imaged signatures, such as pdf files and related documents on the basis that it lacks an original handwritten signature. Facsimile or such electronically imaged signatures shall be considered valid signatures as of the date thereof.

Section 9.16 Third Party Vendor Management.

Subservicer shall maintain a Third Party Vendor Management Program and shall annually provide Owner/Servicer with a current list of all Vendors With Access to NPPI. In addition, upon Owner/Servicer’s written request, Subservicer shall provide Owner/Servicer with a vendor list which shall include the name, address services and tier rating for each listed vendor. In addition, Subservicer shall make available to Owner/Servicer, by way of Subservicer’s CenAccess online portal, vendor report cards for each vendor designated by Subservicer as a Tier 0 or Tier 1 vendor.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name on its behalf by its proper officials duly authorized as of the day, month and year first above written.

CENLAR FSB		LOANDEPOT.COM, LLC

By:		By:
Name:	Gregory S. Tornquist	Name:	Dan Binowitz
Title:	Chairman, President and Chief Executive Officer	Title:	Executive Vice President, Servicing & Capital Markets Operations